As filed with the Securities and Exchange Commission July 23, 2015	Registration Statement No. 333-204955

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

OPTEX SYSTEMS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3827	33-143215
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Identification Number)
incorporation or organization)	Classification Code Number)

1420 Presidential Drive

Richardson, TX 75081

(972) 764-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Danny Schoening

Chief Executive Officer

1420 Presidential Drive

Richardson, TX 75081

(972) 764-5700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with copies to:

Jolie Kahn, Esq.	Joseph A. Smith
2 Liberty Place, Suite 3401	Ellenoff Grossman & Schole, LLP
Philadelphia, PA 19102	1345 Avenue of the Americas
New York, New York 10105
Telephone (215) 253-6645	Telephone (212) 370-1300

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)		Amount of registration fee
Common stock, $.001 par value (2)(3)	$10,000,000		$1,162
Warrants to purchase common stock(2)	—	(4)	—	(5)
Shares of common stock underlying warrants (2)(3)	$—		$—
Representative's warrants	—		—	(6)
Shares of common stock underlying Representative's warrants (3)	$—		$—
Total	$10,000,000		$1,162

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act. Paid in conjunction with the filing of the Registration Statement on Form S-1, filed with the SEC on June 15, 2015.

(2)	Includes ______ shares of common stock and warrants to purchase up to ______ shares of common stock which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any. The over-allotment option may be used to purchase commons stock, warrants or any combination thereof as determined by the underwriters.

(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)	For purposes of the calculation of the Registration Fee, the warrants to be issued to investors hereunder are included in the price of the common stock above. The actual public offering price shall be allocated $_____ to the common stock and $_____ to each portion of a warrant representing a warrant shares.

(5)	No separate registration fee is required pursuant to Rule 457(g) promulgated under the Securities Act.

(6)	Assumes the underwriter’s over-allotment is fully exercised for the maximum amount of common stock and warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT A SOLICITATION OF AN OFFER TO BUY IN ANY STATE IN WHICH AN OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 23, 2015

PRELIMINARY PROSPECTUS

____________________________ SHARES OF COMMON STOCK AND

WARRANTS TO PURCHASE ___________ SHARES OF COMMON STOCK

OPTEX SYSTEMS HOLDINGS, INC.

We are offering ___________ shares of our common stock, $.001 par value per share, together with warrants to purchase ___________ shares of our common stock. Each warrant being immediately exercisable for one share of common stock at an exercise price of $___ per share and will expire __ months after the issuance date. The common stock and warrants will be separately issued.

Dealer Prospectus Delivery Obligation

Until ______ __, 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Our common stock is currently traded on the OTCQB Marketplace, operated by OTC Markets Group, Inc. under the symbol “OPXS”. We are applying to list our common stock and warrants on The NASDAQ Capital Market under the symbols “OPXS” and “OPXSW”, respectively. No assurance can be given that our application will be approved. On July 22, 2015, the last reported sales price for our common stock was $.0095 per share. On June 29, 2015, 20 calendar days passed since the mailing to our shareholders of the Definitive Schedule 14C regarding the approval by our Board of Directors and shareholders of a reverse stock split of our common stock, in a ratio to be determined by our board of directors, of not less than 1-for-400 nor more than 1-for-600. All warrant, option, share and per share information in this prospectus gives retroactive effect for a 1-for-__ split1.

INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS, INCLUDING THOSE SET FORTH IN THE “RISK FACTORS” SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 9. INVESTORS SHOULD ONLY CONSIDER AN INVESTMENT IN THESE SECURITIES IF THEY CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

1 To be effected by pre-effective amendment.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Per Warrant	Total
Public offering price	$	$	$10,000,000
Underwriting discounts and commissions (1)	$	$	$1,000,000
Proceeds, before expenses, to us	$	$	$9,000,000

(1)	In addition to the underwriting discount, we have agreed to pay up to $____________ of the fees and expenses of the representative of the underwriters in connection with this offering, which includes the fees and expenses of the underwriter’s counsel. We have agreed to issue warrants to the underwriter and to reimburse the underwriter for certain expenses. See “Underwriting” on page 9 of this prospectus for a description of these arrangements.

We have granted the underwriter a 45-day option to purchase up to _______ additional shares of common stock and/or additional warrants to purchase up to ______ additional shares of common stock from us at the offering price for each security, less underwriting discounts and commissions, to cover over-allotments, if any. The over-allotment option may be used to purchase common stock, warrants, or any combination thereof, as determined by the representative of the underwriters. The shares and/or warrants issuable upon exercise of the over-allotment option are identical to those offered by this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions payable by us will be $_______________, and the total proceeds to us, before expenses, will be $__________________. We estimate the total expenses of this offering, excluding underwriting commissions and discounts, to be approximately $___________.

The underwriters are offering the shares and warrants as set forth under the heading “Underwriting” beginning on page S-10. The underwriter expects to deliver our securities, against payment, on or about ______ __, 201_.

Sole Book Running Manager

Chardan Capital Markets, LLC

The date of this prospectus is __________, 2015.

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You should rely only on the information contained in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights important information about this offering and our business. It does not include all information you should consider before investing in our common stock. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest.

References in this prospectus to “we,” “us,” and “our” refer to Optex Systems Holdings, Inc. and its subsidiaries.

Our Company

Our wholly owned subsidiary, Optex Systems, Inc., manufactures optical sighting systems and assemblies, primarily for Department of Defense applications. Our products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and armored security vehicles and have been selected for installation on the Stryker family of vehicles. Optex Systems, Inc. also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies.  Optex Systems, Inc. products consist primarily of build-to-customer print products that are delivered both directly to the armed services and to other defense prime contractors. As a result of our November 2014 acquisition of L-3 Communications Inc.’s Applied Optics Products Line, we also manufacture highly specialized thin film coatings, primarily for use in the defense industry but also with potential commercial applications. Less than 1% of our current revenue is related to the resale of products substantially manufactured by others.  In this case, the product would likely be a simple replacement part of a larger system previously produced by our predecessor, Optex Systems, Inc. (Texas).

Some of our contracts allow for government contract financing in the form of contract progress payments pursuant to Federal Acquisition Regulation 52.232-16, “Progress Payments”.  As a small business, and subject to certain limitations, this clause provides for government payment of up to 90% of incurred program costs prior to product delivery.  To the extent our contracts allow for progress payments, we intend to utilize this benefit, thereby minimizing the working capital impact on us for materials and labor required to complete the contracts.

Our contracts allow for Federal Acquisition Regulation 52.243-1 which entitles the contractor to an "equitable adjustment" to the contract if the contract changes result in a change in contract costs or time of performance.  In essence, an equitable price adjustment request is a request for a contract price modification (generally an increase) which provides for the contractor to be "made whole" for additional costs incurred which were necessitated by some modification of the contract effort.  This modification may come from an overt change in U.S. Government requirements or scope, or it may come from a change in the conditions surrounding the contract (e.g., differing site conditions or late delivery of U.S. Government-furnished property) which result in statement of work additions, deletions, part substitutions, schedule or other changes to the contract which impact the contractor's overall cost to complete. We have requested an equitable adjustment on a previously completed Howitzer program due to significant design issues that impacted the manufacturability of the product. As there is no guarantee that the request will be granted in part or in full, we realized the entire loss in fiscal year 2010. The requested equitable adjustment claim was formally rejected by the contracting agency on May 31, 2012; however, we have appealed the decision with the Armed Services Board of Contract Appeals. In November 2014, the judge in this matter issued a decision in favor of Optex Systems, Inc. against the government agency asserted position for a waiver of the claim. As of the date of this prospectus, we are awaiting a decision by the agency on their position in respect to the judge’s ruling for the next phase of the appeal process. While we remain optimistic that we have a justifiable claim, we cannot predict the outcome of the appeal will be successful. In the event we are unsuccessful in obtaining an equitable adjustment settlement, there will be no future margin impact for on these programs as the losses have been previously recognized through the completion of the program.  To the extent we are able to recover increased costs (losses) against the program; we expect the settlement would have a positive impact on working capital.

We also anticipate the opportunity to integrate some of our night vision and optical sights products into commercial applications.

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Recent Events

Approval of Reverse Stock Split

On May 27, 2015, our board of directors and the shareholders holding a majority of our issued and outstanding Common Stock approved an amendment to our Certificate of Incorporation to effect a reverse stock split which combines the outstanding shares of our common stock into a lesser number of outstanding shares. Our board of directors will have the sole discretion to effect the amendment and reverse stock split at any time prior to December 31, 2015, and to fix the specific ratio for the combination, provided that the ratio would be not less than 1-for-400 and not more than 1-for-600.

Election of New Board Members and Committees

On May 27, 2015, our board of directors and shareholders elected the following for individuals as directors to serve until their successors are elected and duly qualify: Kerry Craven, David Kittay, Owen Naccarato and Charles Trego.

On July 14, 2015, our board of directors confirmed the appointment of the following directors to serve on the following committees of our board of directors:

Audit Committee: Charles Trego (Chair), Kerry Craven and David Kittay

Compensation Committee: Owen Naccarato (Chair), David Kittay and Kerry Craven

Nominating Committee: David Kittay (Chair), Kerry Craven, Owen Naccarato and Charles Trego.

The board also acknowledged the charters for each committee which are approved.

Applied Optics Center Contracts

On May 26, 2015, and effective as of May 21, 2015, we entered into a supply agreement with Nightforce Optics, Inc. for supply by us to Nightforce of certain critical optical assemblies through our Applied Optics Center division. The production rate and delivery schedule shall be agreed upon by the parties and are subject to aggregate annual minimum order values of $3,000,000 in 2015 and $3,900,000 in 2016. The initial term of the agreement is two years, and can be extended by Nightforce for an additional year. We are the primary supplier of the covered products to Nightforce as we agree to work exclusively with Nightforce on its markets of interest in commercial sporting optics and select military optics; however, our existing business arrangements with certain Department of Defense manufacturers are not subject to this exclusivity covenant.

On June 8, 2015, we announced that we have been awarded a purchase order from a customer for 11,200 ACOG Laser Filter units valued at $1.3 million through our Applied Optics Center division. This award also includes an option quantity up to an additional 11,200 units for up to an additional $1.3 million.

Purchase of Applied Optics Products Line

On November 3, 2014, we entered into a Purchase Agreement with L-3 Communications, Inc. pursuant to which we purchased the assets comprising L-3’s Applied Optics Products Line, which is engaged in the production and marketing and sales of precision optical assemblies utilizing thin film coating capabilities for optical systems and components primarily used for military purposes. The purchased assets consist of personal property, inventory, books and records, contracts, prepaid expenses and deposits, intellectual property, and governmental contracts and licenses utilized in the business comprised of the purchased assets.

The purchase price for the acquisition was $1,013,053, which was paid in full at closing, plus the assumption of certain liabilities associated with the Purchased Assets in the approximate amount of $271,000. The source of funds for the acquisition consisted of an advance of $800,000 from the November 2014 sale of our convertible notes to certain accredited investors in a transaction exempt from registration under Section 4(2) of the Securities Act, with the balance of the funds derived directly from working capital.

In conjunction with the acquisition of the assets comprising L-3’s Applied Optics Products Line, Optex Systems, Inc. assumed the obligations of L-3 pursuant to this certain Assignment to Lease and Consent of Landlord Agreement dated as of October 30, 2014, between L-3, as tenant, Optex Systems Inc., as assignee, and CABOT II TX1W04, LP, as landlord, with respect to those certain Leases dated as of August 27, 1996 covering Premises located at 9839 and 9827 Chartwell Drive, respectively, Dallas, Texas, as amended by First Amendments dated May 14, 2001, Second Amendments dated January 9, 2004, Third Amendments dated February 21, 2005 and the Fourth Amendment dated March 13, 2009. The leased premises under the lease consist of approximately 56,633 square feet of space at the premises, with a monthly rental of approximately $32,000 per month. The term of the lease expires September 30, 2016, and there are four renewal options available to the tenant, and each renewal option has a five year term.

Issuance of Convertible Notes and Conversion to Series B Preferred Stock

On November 17, 2014, we entered into a Subscription Agreement with certain accredited investors pursuant to which we sold to them $1.55 million principal amount convertible promissory notes in a private placement.

On March 26, 2015, we filed a Certificate of Designation with respect to our Certificate of Incorporation to authorize a series of preferred stock known as “Series B Preferred Stock” under Article FOURTH thereof, with 1010 shares of Series B preferred stock issuable thereunder. The amendment was approved by our Board of Directors under Article FOURTH of our Certificate of Incorporation.  The stated value of each share of Series B preferred stock is $1,629.16, and each share of Series B preferred stock is convertible into shares of our common stock at a conversion price of $.0025. Holders of the Series B preferred stock receive preferential rights in the event of liquidation to other classes of preferred and common stock other than our Series A preferred stock. Additionally, the holders of the Series B preferred stock are entitled to vote together with the common stock and the Series A preferred stock on an “as-converted” basis.

On March 29, 2015, the holders of $1,560,000 in principal amount of convertible promissory notes issued in November 2014 converted the entire principal amount thereof and all accrued and unpaid interest thereon, into 1,000 shares of our Series B preferred stock.

Appointment of Chief Financial Officer, Resignation and Appointment of Chairman and Director

Effective November 19, 2014, Karen Hawkins, the Vice President of Finance and Controller, was appointed as our Chief Financial Officer.

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Also effective November 19, 2014, Merrick Okamoto resigned as our Chairman of the Board and as a Director. In recognition of his service, all of his unvested stock options were deemed to vest immediately, and the termination date of all of his stock options was extended to December 31, 2018.

Also effective November 19, 2014, Peter Benz was appointed as a Director to our Board of Directors and was also elected as our Chairman of the Board of Directors.

New Product Development

During the first six months of 2015, we released a new digital spotting scope called Red Tail (patent pending).  This device is targeted towards long range observation and image recording used by military, border patrol, and select consumer/commercial applications.  The device is designed to deliver high definition images with military grade resolution, but at commercial “off the shelf” pricing.  Using high grade optics to deliver a 45X magnified image onto a 5 megapixel CMOS sensor, the Red Tail device then transmits this image via Wi-Fi to the user’s smartphone or tablet.  Digital still images or videos can then be captured and/or emailed using a custom Red Tail app available for either iOS or Android devices.  We are presently in negotiations to make this device available via General Services Administration schedules for government personnel and through commercial websites for non-government procurement.  We demonstrated this device in April 2015 at the Border Security Expo in Phoenix, Arizona and received positive feedback from U.S. border agents, police officers, and other Expo attendees.

Risk Factors

Investing in our common stock is a speculative proposition, and we encourage you to review our Risk Factors section commencing on p.9 of this prospectus.

These risks include, but are not limited to, the following:

•	our lack of market saturation for our products and our ability to achieve full commercialization of our product ahead of our competitors;

•	our ability to achieve market acceptance and to become profitable;

•	our ability to engage and retain key personnel, for which we do not carry key man insurance; and

•	the dilutive nature of this offering and the potential need to raise further capital in the future, which will have a further dilutive effect on our shareholders.

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Corporate Information

On March 30, 2009, Optex Systems Holdings, Inc. (formerly known as Sustut Exploration, Inc.), a Delaware corporation, and Optex Systems, Inc., a privately held Delaware corporation, entered into a reorganization agreement, pursuant to which Optex Systems, Inc. was acquired by Optex Systems Holdings in a share exchange transaction. Optex Systems Holdings was the surviving corporation and Optex Systems, Inc. became our wholly-owned subsidiary. At the closing, we changed our name from Sustut Exploration, Inc. to Optex Systems Holdings, Inc., and our year end changed from December 31 to a fiscal year ending on the Sunday nearest September 30.

Our principal executive office is located at 1420 Presidential Drive, Richardson, TX 75081. Our telephone number is (972) 764-5700. Our website is www.optexsys.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Summary of the Offering

Securities offered:	_____ shares of our common stock together with warrants to purchase ____ shares of our common stock at an exercise price of $[*] per share. The warrants will be immediately exercisable and will expire ____ months after the issuance date.

Common stock outstanding before the offering (1):	174,913,943 shares

Common stock to be outstanding after the offering (1):	__________ shares (or ____________ shares if the underwriters exercise in full their option to purchase additional shares).

Underwriters option	We have granted to the underwriters an option for a period of 45 days from the date of this prospectus supplement to purchase up to ____________ additional shares and/or warrants to purchase up to _____________ additional shares to cover over-allotments.

Estimate of Proceeds:	$10,000,000 based on the closing price of our stock on July 22, 2015 of $.0095.

Use of proceeds:	We intend to use the net proceeds from this offering for the following purposes:

Proceeds:
Gross Proceeds	$10,000,000
Fees and Expenses	(1,200,000)
Net Proceeds	$8,800,000

Uses:
Working Capital & Operating Expenses	2,800,000
Sales, Marketing & Business Development	1,000,000
Acquisitions	5,000,000
Total Uses	$8,800,000

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Risk Factors:	Investing in our securities involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 9 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in this offering.

Reverse Split:	All warrant, option, share and per share information in this prospectus gives retroactive effect for a 1-for-__ split[2]. The reverse split information shall be added via a further pre-effective amendment to this prospectus.

(1)	The total number of shares of our common stock outstanding after this offering is based on 174,913,943 shares outstanding as of July 22, 2015 and excludes as of that date, the following:

•	1,000,000 shares of common stock issuable upon exercise of the warrants issued in conjunction with the AvidBank Credit Facility with an exercise price of $0.10 per share.

•	40,265,149 shares of common stock issuable upon the exercise of vested options outstanding as of July 22, 2015, at a weighted average exercise price of $0.02 per share;

•	34,734,851 shares of common stock reserved for future grant or issuance as of July 22, 2015 under all of our 2009 Stock Option Plan;

•	___________ shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering; and

•	___________ shares of common stock issuable upon exercise of the warrants to be received by the underwriter in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus assumes the underwriter does not sell any common stock or warrants contained in the over-allotment option and the warrants offered hereby are not exercised.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this annual report, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. The risks described below are not the only risks we will face. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment. The risks and uncertainties described below are not exclusive and are intended to reflect the material risks that are specific to us, material risks related to our industry and material risks related to companies that undertake a public offering or seek to maintain a class of securities that is registered or traded on any exchange or over-the-counter market.

Risks Related to our Business

We expect that we may need to raise additional capital in the future beyond any cash flow from our existing business; additional funds may not be available on terms that are acceptable to us, or at all.

We anticipate we may have to raise additional capital in the future to service our debt and to finance our future working capital needs. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all. Future equity or debt financings may be difficult to obtain. If we are not able to obtain additional capital as may be required, our business, financial condition and results of operations could be materially and adversely affected.

We anticipate that our capital requirements will depend on many factors, including:

•	our ability to fulfill backlog;

2 To be added by pre-effective amendment.

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•	our ability to procure additional production contracts;

•	our ability to control costs;

•	the timing of payments and reimbursements from government and other contracts, including but not limited to changes in federal government military spending and the federal government procurement process;

•	increased sales and marketing expenses;

•	technological advancements and competitors’ response to our products;

•	capital improvements to new and existing facilities;

•	our relationships with customers and suppliers; and

•	general economic conditions including the effects of future economic slowdowns, acts of war or terrorism and the current international conflicts.

Even if available, financings may involve significant costs and expenses, such as legal and accounting fees, diversion of management’s time and efforts, and substantial transaction costs. If adequate funds are not available on acceptable terms, or at all, we may be unable to finance our operations, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

Current economic conditions may adversely affect our ability to continue operations.

Current economic conditions may continue to cause a decline in business and consumer spending and capital market performance, which could adversely affect our business and financial performance. Our ability to raise funds, upon which we are fully dependent to continue to conduct and expand our operations, may be adversely affected by current and future economic conditions, such as a reduction in the availability of credit, financial market volatility and economic recession.

Our ability to fulfill our backlog may have an effect on our long term ability to procure contracts and fulfill current contracts.

Our ability to fulfill our backlog may be limited by our ability to devote sufficient financial and human capital resources and limited by available material supplies. If we do not fulfill our backlog in a timely manner, we may experience delays in product delivery which would postpone receipt of revenue from those delayed deliveries. Additionally, if we are consistently unable to fulfill our backlog, this may be a disincentive to customers to award large contracts to us in the future until they are comfortable that we can effectively manage our backlog.

Our historical operations depend on government contracts and subcontracts. We face risks related to contracting with the federal government, including federal budget issues and fixed price contracts.

Future general political and economic conditions, which cannot be accurately predicted, may directly and indirectly affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts can be affected by these factors. Therefore, cutbacks or re-allocations in the federal budget could have a material adverse impact on our results of operations. Given the continued adverse economic conditions, the federal government has slowed its pace with regard to the release of orders for the U.S. military. Since we depend on orders for equipment for the U.S. military for a significant portion of our revenues, this slower release of orders will continue to have a material adverse impact on our results of operations. Obtaining government contracts may also involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, extensive specification development, price negotiations and milestone requirements. In addition, our government contracts are primarily fixed price contracts, which may prevent us from recovering costs incurred in excess of budgeted costs. Fixed price contracts require us to estimate the total project cost based on preliminary projections of the project’s requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. Some of those contracts are for products that are new to our business and are thus subject to unanticipated impacts to manufacturing costs. Given the current economic conditions, it is also possible that even if our estimates are reasonable at the time made, that prices of materials are subject to unanticipated adverse fluctuation. In the event our actual costs exceed fixed contractual costs of our product contracts, we will not be able to recover the excess costs which could have a material adverse effect on our business and results of operations. We examine these contracts on a regular basis and accrue for anticipated losses on these contracts, if necessary. As of September 28, 2014, we had a loss provision of $11 thousand accrued as a result of cost overruns on a contract that completed in the first quarter of fiscal year 2015.

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Approximately 95% of our contracts contain termination clauses for convenience. In the event these clauses should be invoked by our customer, future revenues against these contracts could be affected, however these clauses allow for a full recovery of any incurred contract costs plus a reasonable fee up through and as a result of the contract termination. We are currently unaware of any pending terminations on our existing contracts.

In some cases, contract awards may be issued that are subject to renegotiation at a date (up to 180 days) subsequent to the initial award date. Generally, these subsequent negotiations have had an immaterial impact (zero to 5%) on the contract price of the affected contracts. Currently, none of our awarded contracts are subject to renegotiation.

We have sought to mitigate the adverse impact on our results of operations from U.S. military orders by seeking to obtain foreign military orders. In fiscal year 2012, we won a significant bid to secure an $8.0 million five year contact with a foreign military contractor and in the first quarter of fiscal year 2014, we received a quantity add on for an additional $1.0 million to the original contract; however, we do not expect to be awarded this contract, and our other efforts to completely mitigate the negative impact that the slower pace of U.S. military orders has had on our results from operations continue.

There is further uncertainty which arises from the sequestration in early 2013 which may continue to affect business opportunities at the federal government level.

Military spending has been negatively impacted by the Budget Control Act of 2011, which was passed in August 2011. The Budget Control Act mandated a $917.0 billion reduction in discretionary spending over the next decade, and $1.2 trillion in automatic spending cuts over a nine-year period to be split between defense and non-defense programs beginning in January 2013.

In December 2013, the Bipartisan Budget Act of 2013 scaled back mandated reductions in discretionary spending in fiscal 2014 and 2015. Federal spending would thus be larger in these two years, but would be less in subsequent years until 2023.  At the funding levels set forth in the Budget Control Act and Budget Bipartisan Act, the fourth brigade set of the Striker would not be funded, resulting in a significant decrease in plastic periscopes sold to GD-Canada starting in fiscal year 2016. The Budget Control Act cuts would potentially slow or stop the development of the follow-on Amphibious Combat Vehicle program to replace the 40-year old legacy Amphibious Assault Vehicles scheduled to start in fiscal year 2016.

On December 12, 2014, Congress passed the National Defense Authorization Act for fiscal year 2015, which is the comprehensive legislation to authorize the budget authority of the Department of Defense and the national security programs of the Department of Energy. The bill authorizes $584.2 billion in defense funding for fiscal year 2015, a decrease of 4% from the authorized funding of $607 billion in fiscal year 2014. Further, many of the funding and program provisions in the measure last only for one year, pushing long-term decisions off to the 2016 fiscal year. As the effect of the mandated budget reductions are scheduled to resume at an increased level starting in fiscal year 2016, the continued uncertainty surrounding the reductions have resulted in further reductions, delays or cancellations of these programs, which could have a further material adverse effect on our business, financial condition and results of operations.

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If we fail to scale our operations appropriately in response to growth and changes in demand, we may be unable to meet competitive challenges or exploit potential market opportunities, and our business could be materially and adversely affected.

Our past growth has placed, and any future growth in our historical business is expected to continue to place, a significant strain on our management personnel, infrastructure and resources. To implement our current business and product plans, we will need to continue to expand, train, manage and motivate our workforce, and expand our operational and financial systems and our manufacturing and service capabilities. All of these endeavors will require substantial management effort and additional capital. If we are unable to effectively manage our expanding operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected.

We do not have employment agreements with our key personnel, other than our Chief Executive Officer, and our management has very minimal unencumbered equity ownership in us. If we are not able to retain our key personnel or attract additional key personnel as required, we may not be able to implement our business plan and our results of operations could be materially and adversely affected.

We depend to a large extent on the abilities and continued participation of our executive officers and other key employees. The loss of any key employee could have a material adverse effect on our business. We currently have only one employment agreement, with our Chief Executive Officer which renews on an annual basis and currently expires on December 1, 2015, and we do not presently maintain “key man” insurance on any key employees. Our management also has minimal unencumbered ownership interest in us, thus limiting their direct stake in our outcome. We believe that as our activities increase and change in character, additional, experienced personnel will be required to implement our business plan. Competition for such personnel is intense, and we cannot assure you that they will be available when required, or that we will have the ability to attract and retain them. In addition, due to our small size, we do not presently have depth of staffing in our executive, operational and financial management areas in order to have an effective succession plan should the need arise. Thus, in the event of the loss of one or more of our management employees, our results of operations could be vulnerable to challenges associated with recruiting additional key personnel, if such recruiting efforts are not successful in a timely manner.

Certain of our products are dependent on specialized sources of supply that are potentially subject to disruption which could have a material, adverse impact on our business.

We have selectively single-sourced some of our material components in order to mitigate excess procurement costs associated with significant tooling and startup costs. Furthermore, because of the nature of government contracts, we are often required to purchase selected items from U.S. government approved suppliers, which may further limit our ability to utilize multiple supply sources for these key components.

To the extent any of these single sourced or government approved suppliers may have disruptions in deliveries due to production, quality, or other issues, we may also experience related production delays or unfavorable cost increases associated with retooling and qualifying alternate suppliers. The impact of delays resulting from disruptions in supply for these items could negatively impact our revenue, our reputation with our customers, and our results of operations. In addition, significant price increases from single-source suppliers could have a negative impact on our profitability to the extent that we are unable to recover these cost increases on our fixed price contracts.

Each contract has a specific quantity of material which needs to be purchased, assembled, and shipped. Prior to bidding a contract, we contact potential sources of material and receive qualified quotations for this material. In some cases, the entire volume is given to a single supplier and in other cases; the volume might be split between several suppliers. If a contract has a single source supplier and that supplier fails to meet their obligations (e.g., quality, delivery), then we would find an alternate supplier and bring this information back to the final customer. Contractual deliverables would then be re-negotiated (e.g., specifications, delivery, price). As of July 22, 2015, approximately 75% of the costs of our material requirements are single-sourced across four suppliers representing approximately 11% of our active supplier orders .  The percentage of single sourced materials increased significantly over prior periods due to lower overall purchase order commitments, combined with a change in product mix with a higher percentage of purchase orders in support of the Digital Day and Night program (DDAN) and a lower percentage in support of periscopes. Single-sourced component requirements span across all of our major product lines. The vast majority of these single-sourced components could be provided by another supplier with minimal interruption in schedule (supply delay of 3 months or less) or minimally increased costs. We do not believe these single sourced materials to pose any significant risk to us as other suppliers are capable of satisfying the purchase requirements in a reasonable time period with minimal increases in cost. Of these single sourced components, we have contracts (purchase orders) with firm pricing and delivery schedules in place with each of the suppliers to supply parts in satisfaction of our current contractual needs.

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We consider only those specialized single source suppliers where a disruption in the supply chain would result in a period of three months or longer for us to identify and qualify a suitable replacement to present a material financial or schedule risk. In the table below, we identify only those specialized single source suppliers and the product lines supported by those materials utilized by us as of July 22, 2015.

Product Line	Supplier	Supply Item	Risk	Purchase Orders
M36 DDAN	Raytheon EO Innovations	Digital camera system	Alternative source would take in excess of six months to qualify	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Periscopes	PolyOne Designed Structures and Solutions LLC	Cast acrylic	Alternative source would take in excess of six months to qualify	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Vision Blocks	Lanzen Fab, Inc.	Steel cases for M88A2 Hercules VB	Alternative source would take in excess of six months to qualify	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Periscopes	Harbor Castings	Steel castings	Alternative source would take in excess of six months to qualify	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements.

The defense technology supply industry is subject to technological change and if we are not able to keep up with our competitors and/or they develop advanced technology as response to our products, we may be at a competitive disadvantage.

The market for our products is generally characterized by technological developments, evolving industry standards, changes in customer requirements, frequent new product introductions and enhancements, short product life cycles and severe price competition. Our competitors could also develop new, more advanced technologies in reaction to our products. Currently accepted industry standards may change. Our success depends substantially on our ability, on a cost-effective and timely basis, to continue to enhance our existing products and to develop and introduce new products that take advantage of technological advances and adhere to evolving industry standards. An unexpected change in one or more of the technologies related to our products, in market demand for products based on a particular technology or of accepted industry standards could materially and adversely affect our business. We may or may not be able to develop new products in a timely and satisfactory manner to address new industry standards and technological changes, or to respond to new product announcements by others. In addition, new products may or may not achieve market acceptance.

As a result of our November 2014 acquisition of the Applied Optics Center line from L-3, we believe we have incurred the following additional risks, which may have a material adverse effect on our business results as we integrate the operations.

As a result of the purchase and integration of the Applied Optics Center Line from L-3 with our traditional business lines, the combined businesses are subject to some additional risks which were not formerly present.

•	AOC has a substantial fixed cost base that is inflexible in the short term to changes in market conditions. This is due to the highly skilled and specialized workforce with established benefits for severance and vacation accruals that may exceed 6 months. In the short term, we may not be able to generate sufficient business revenue to cover these costs, so there will likely be increased cash flow requirements that exceed and would entail our raising additional funds to cover cash flow.

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•	The manufacturing process entails use of coating equipment chambers which require utilization of higher than expected amounts of electrical power and are thus highly sensitive to changes in energy costs. Current energy rates are locked in for 18 months; however if energy costs increase significantly, it would have a material impact on future financials if AOC were unable to successfully incorporate the increases into priced contracts.

•	Above and beyond the normal risks to retain skilled personnel, there may be an inability to retain the specialized work force of AOC as a result of the changed corporate climate and the difference in corporate values of L-3 and us. A failure to retain such personnel could result in a material adverse ability to produce the traditional AOC products or cause delays and additional costs as we would need to train new personnel.

Unexpected warranty and product liability claims could adversely affect our business and results of operations.

The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. Some of our customers require that we warrant the quality of our products to meet customer requirements and be free of defects for twelve to fifteen months subsequent to delivery. As of September 28, 2014, approximately 80% of our current contract deliveries were covered by these warranty clauses. We establish reserves for warranty claims based on our historical rate of less than one percent of returned shipments against these contracts. There can be no assurance that this reserve will be sufficient if we were to experience an unexpectedly high incidence of problems with our products. Significant increases in the incidence of such claims may adversely affect our sales and our reputation with consumers. Costs associated with warranty and product liability claims could materially affect our financial condition and results of operations.

We derive almost all of our revenue from three customers and the loss of any of these customers could have a material adverse effect on our revenues.

For the year ended September 28, 2014, we derived approximately 83% of our gross operating revenue from three customers: 44% from General Dynamics Land Systems Divisions, 32% from the U.S. Government (primarily DLA/Warren), and 7% from BAE Systems.  Procuring new customers and contracts may partially mitigate this risk. In particular, a decision by either General Dynamics Land System Divisions or DLA/Warren to cease issuing contracts to us could have a significant material impact on our business and results of operations given that they represent 76% of our gross business revenue. There can be no assurance that we could replace these customers on a timely basis or at all.

We have approximately 75 discrete contracts with General Dynamics Land System Division and the U.S. Government (primarily DLA/Warren), and other prime contractors. If they choose to terminate these contracts, we are entitled to fully recover all contractual costs and reasonable profits incurred up to or as a result of the terminated contract.

We only possess two patents and rely primarily on trade secrets to protect our intellectual property.

We utilize several highly specialized and unique processes in the manufacture of our products, for which we rely solely on trade secrets to protect our innovations. We cannot assure you that we will be able to maintain the confidentiality of our trade secrets or that our non-disclosure agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or other disclosure. The non-disclosure agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach.

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It is also possible that our trade secrets will otherwise become known or independently developed by our competitors, many of which have substantially greater resources than us, and these competitors may have applied for or obtained, or may in the future apply for or obtain, patents that will prevent, limit or interfere with our ability to make and sell some of our products. Although based upon our general knowledge (and we have not conducted patent searches), we believe that our products do not infringe on the patents or other proprietary rights of third parties; however, we cannot assure you that third parties will not assert infringement claims against us or that such claims will not be successful.

We have two outstanding patent applications. While we are optimistic that our applications will be approved, we cannot guarantee that these patent applications will ever result in actual patents being awarded.  The applications were based on technology which is believed to be unique; however, there are many companies and many patents already awarded in this space.  Further, the time frame for the US Patent and Trademark Office to review the patent application and engage in negotiations cannot be guaranteed.

In the future, we may look to acquire other businesses in our industry and the acquisitions will require us to use substantial resources.

In the future, we may decide to pursue acquisitions of other businesses in our industry. In order to successfully acquire other businesses, we would be forced to spend significant resources for both acquisition and transactional costs, which could divert substantial resources in terms of both financial and personnel capital from our current operations. Additionally, we might assume liabilities of the acquired business, and the repayment of those liabilities could have a material adverse impact on our cash flow. Furthermore, when a new business is integrated into our ongoing business, it is possible that there would be a period of integration and adjustment required which could divert resources from ongoing business operations.

Conversion of our Series A and Series B preferred stock could cause substantial dilution to our existing common stock holders, and certain other rights of the preferred stock holders present other risks to our existing common stock holders.

As of July 22, 2015, we had 174,913,943 shares of our common stock issued and outstanding. The outstanding shares of Series A preferred stock are currently convertible into 2,748,227,672 shares of our common stock, and the outstanding shares of Series B preferred stock are currently convertible into 647,664,000 shares of our common stock, which represents 95.1% of our outstanding common stock assuming a full conversion of the Series A and Series B preferred stock into shares of our common stock.  This would greatly dilute the holdings of our existing common stockholders. In addition, prior to any conversion, the preferred shareholders vote on a one-to-one basis with our common shareholders on an as converted basis.

Furthermore, in the event of liquidation, the holders of our Series A preferred stock and Series B preferred stock would receive priority liquidation payments before payments to common shareholders equal to the amount of the stated value of the preferred stock before any distributions would be made to our common shareholders. The total stated value of our preferred stock is $8,489,729, so the preferred shareholders would be entitled to receive the amount of the stated value before any distributions could be made to common shareholders. The liabilities on our balance sheet exceed the liquidation value of our assets; therefore, upon liquidation, there would be no assets remaining for distribution to common shareholders.

The preferred shareholders also have the right, by majority vote of the shares of preferred stock, to generally approve any issuances by us of equity and/or indebtedness, other than trade indebtedness in the ordinary course. Therefore, the preferred shareholders can effectively prevent us from entering into a transaction which they feel is not in their best interests, even if the transaction might otherwise be in the best interests of us and our common shareholders.

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Risks Relating to the Majority Ownership Control

One of our directors, who is also one of our executive officers, beneficially owns a substantial percentage of our outstanding common stock [a prior risk factor references minimal ownership by officers – please make consistent], which gives him control over certain major decisions on which Our stockholders may vote, which may discourage an acquisition of us.

Sileas Corp., which is owned by our three executive officers (two of which are also directors), beneficially owns in the aggregate, 73.2% of our outstanding common stock. One director who is also an executive officer, Stanley Hirschman, owns the majority equity interest in Sileas. The interests of our management may differ from the interests of other stockholders. As our executive management has the right and ability to control virtually all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following corporate actions:

•	confirming the election of directors;

•	amending our certificate of incorporation or bylaws;

•	effecting or preventing a reorganization, sale of assets or other corporate transaction; and

•	controlling the outcome of any other matter submitted to the stockholders for vote.

Our management’s beneficial stock ownership may discourage a potential acquirer from seeking to acquire shares of our common stock or otherwise attempting to obtain control of us, which in turn could reduce the stock price or prevent our stockholders from realizing a premium over our stock price.

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a shareholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Risks Relating to our Common Stock

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	additions or departures of key personnel;

•	operating results that fall below expectations;

•	economic and other external factors, including but not limited to changes in federal government military spending and the federal government procurement process; and

•	Period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

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There is currently no liquid trading market for our common stock, and we cannot ensure that one will ever develop or be sustained.

Our common stock is currently approved for quotation on the OTCQB Marketplace under the symbol OPXS. However, there is limited trading activity and not currently a liquid trading market. There is no assurance as to when or whether a liquid trading market will develop, and if such a market does develop, there is no assurance that it will be maintained. Furthermore, for companies whose securities are quoted on the OTCQB Marketplace, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to raise needed capital. As a result, purchasers of our common stock may have difficulty selling their shares in the public market, and the market price may be subject to significant volatility.

The elimination of monetary liability against our directors, officers and employees under Delaware law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

We provide indemnification to our directors and officers to the extent provided by Delaware law. The foregoing indemnification obligation could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

RISKS RELATED TO THIS OFFERING

We may allocate net proceeds from this offering in ways which differ from our estimates based on our current plans and assumptions discussed in the section entitled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations and business developments. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below. You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. As a result, you and other stockholders may not agree with our decisions. See “Use of Proceeds” section for additional information.

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You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to ______ shares of common stock and corresponding warrants offered in this offering at a public offering price of $___ per share, and after deducting underwriter discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $___ per share, at the public offering price, assuming no exercise of the warrants. In addition, in the past, we issued options and warrants to acquire shares of common stock and may need to do so in the future to support our operations. To the extent these options and/or warrants are ultimately exercised, you will sustain future dilution.

Holders of warrants will have no rights as common stockholders until such holders exercise their warrants and acquire our common stock.

Until holders of warrants acquire shares of our common stock upon exercise of the warrants, holders of warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

RISKS RELATED TO OUR COMMON STOCK

We have issued a large number of shares of preferred stock, warrants and options, which if converted or exercised would substantially increase the number of common shares outstanding.

On July 22, 2015, we had 174,913,943 shares of common stock outstanding, and (a) we have warrants outstanding that, if fully exercised, would generate proceeds of $100,000, and cause us to issue up to an additional 1,000,000 shares of common stock, and (b) we have options outstanding to purchase common stock that, if fully exercised, would generate proceeds of $750,922 and result in the issuance of an additional 40,265,149 shares of common stock, and (c) we have  1001 shares of Series A preferred stock and 994 of Series B preferred stock that, if fully converted, would result in the issuance of an additional 3,395,891,672 shares of common stock. Future sales after this offering of our common stock, warrants, options and Series A and Series B preferred stock may also adversely affect our stock price and our ability to raise funds in new offerings.

As a key component of our growth strategy we have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation and would thus cause further dilution.

Historically, we have not paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We intend to retain our future earnings, if any, to fund operational and capital expenditure needs of our business, and we do not anticipate paying any cash dividends in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for our common stockholders in the foreseeable future.

Our stock price is speculative and there is a risk of litigation.

The trading price of our common stock has in the past and may in the future be subject to wide fluctuations in response to factors such as the following:

•	revenue or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community;

•	speculation in the press or investment community;

•	wide fluctuations in stock prices, particularly with respect to the stock prices for other defense industry companies;

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•	announcements of technological innovations by us or our competitors;

•	new products or the acquisition of significant customers by us or our competitors;

•	changes in investors’ beliefs as to the appropriate price-earnings ratios for us and our competitors;

•	changes in management;

•	sales of common stock by directors and executive officers;

•	rumors or dissemination of false or misleading information, particularly through Internet chat rooms, instant messaging, and other rapid-dissemination methods;

•	conditions and trends in the defense industry generally;

•	the announcement of acquisitions or other significant transactions by us or our competitors;

•	adoption of new accounting standards affecting our industry;

•	general market conditions;

•	domestic or international terrorism and other factors; and

•	the other factors described in this section.

Fluctuations in the price of our common stock may expose us to the risk of securities class action lawsuits. Although no such lawsuits are currently pending against us and we are not aware that any such lawsuit is threatened to be filed in the future, there is no assurance that we will not be sued based on fluctuations in the price of our common stock. Defending against such suits could result in substantial cost and divert management’s attention and resources. In addition, any settlement or adverse determination of such lawsuits could subject us to significant liability.

Future sales of our common stock could depress our stock price.

Sales of a large number of shares of our common stock, or the availability of a large number for sale, could materially adversely affect the per share market price of our common stock and could impair our ability to raise funds in addition offering of our debt or equity securities. In the event that we propose to register shares of common stock under the Securities Act for our own account, certain shareholders are entitled to include their shares in the registration, subject to limitations described in the agreements granting these rights.

We are applying for listing of our common stock and the warrants issued in this offering on the NASDAQ Capital Market. If we fail to comply with the continuing listing standards of The NASDAQ Capital Market, our securities could be delisted.

We expect that our common stock will be eligible to be listed on the NASDAQ Capital Market. For our common stock to be listed on the NASDAQ Capital Market, we must meet the current NASDAQ Capital Market initial and continued listing requirements. [If we were unable to meet these requirements, our common stock could be delisted from the NASDAQ Capital Market. If our common stock were to be delisted from the NASDAQ Capital Market, our common stock could continue to trade on the over-the-counter bulletin board following any delisting from the NASDAQ Capital Market. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

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Risks Associated with Our Reverse Stock Split

On ________ __, 2015, we effected a one-for-___ reverse stock split. However, the reverse stock split may not result in a proportionate increase in the price of our common stock, in which case we may not be able to list our common stock and the warrants sold in this offering on The NASDAQ Capital Market, in which case this offering will not be completed.

We expect that the one-for-_____ reverse stock split of our outstanding common stock will increase the market price of our common stock so that we will be able to meet the minimum bid price requirement of the listing rules of The NASDAQ Capital Market. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty. It is possible that the market price of our common stock following the reverse stock split will not increase sufficiently for us to be in compliance with the minimum bid price requirement. If we are unable meet the minimum bid price requirement, we may be unable to list our shares on The NASDAQ Capital Market, in which case this offering will not be completed.

Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock and/or warrants sold in this offering on The NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock and/or warrants sold in this offering being delisted from The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

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Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a market price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

Cautionary Note Regarding Forward-Looking Information

This prospectus, in particular the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing herein, contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). These forward-looking statements represent our expectations, beliefs, intentions or strategies concerning future events, including, but not limited to, any statements regarding our assumptions about financial performance; the continuation of historical trends; the sufficiency of our cash balances for future liquidity and capital resource needs; the expected impact of changes in accounting policies on our results of operations, financial condition or cash flows; anticipated problems and our plans for future operations; and the economy in general or the future of the electrical storage device industry, all of which are subject to various risks and uncertainties.

When used in this prospectus as well as in reports, statements, and information we have filed with the Securities and Exchange Commission, in our press releases, presentations to securities analysts or investors, in oral statements made by or with the approval of an executive officer, the words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions and variations thereof are intended to identify such forward-looking statements. However, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors.

USE OF PROCEEDS

We estimate that we will receive up to $10,000,000 in gross proceeds from the sale of common stock and corresponding warrant in this offering, based on a price of $___ per share of common stock, which is the closing price of our common stock on ____ __, 2015, and corresponding warrant and after deducting estimated underwriter fees and estimated offering expenses payable by us. If all of the warrants issued in this offering are exercised for cash, then we will receive an additional $___ of proceeds. It is possible that the warrants may be exercised on a cashless basis or expire prior to being exercised, in which case we will not receive any additional proceeds. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $8,800,000, excluding the proceeds, if any, from the exercise of any warrants issued in the over-allotment option. We cannot predict when or if any of the warrants will be exercised.

We intend to use the net proceeds from this offering for the following purposes:

Proceeds:
Gross Proceeds	$10,000,000
Fees and Expenses	(1,200,000)
Net Proceeds	$8,800,000

Uses:
Working Capital & Operating Expenses	2,800,000
Sales, Marketing & Business Development	1,000,000
Acquisitions	5,000,000
Total Uses	$8,800,000

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The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.

With respect to the portion of the use of proceeds to be utilized for acquisitions, we have not yet identified specific businesses as potential acquisitions, thus we are not in negotiations regarding any such acquisitions, although we seek to commence active searches for such businesses in the fourth quarter of fiscal 2015. The nature of businesses sought are smaller divisions of major defense industry manufacturers which will provide accretive and compatible businesses to our core business, much as our Applied Optics Center acquisition in November 2014. We seek to acquire businesses which manufacture products which are compatible with our main night vision products for the defense and commercial industries to either or both provide supply of main components of our products and/or expand our product offerings.

The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

•	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

•	if strategic opportunities of which we are not currently aware present themselves, including acquisitions, joint ventures, licensing and other similar transactions.

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of capital, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

DILUTION

If you purchase securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price of $___ per share, based upon the closing price of our common stock on ____ __, 2015 of $__, and corresponding warrants and the as adjusted net tangible book value per share of our common stock immediately following this offering.

Our net tangible book value as of March 29, 2015 was $8,126 thousand, or approximately $0.05 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 29, 2015.

Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of _____ shares in this offering at a public offering price of $___ per share, and after deducting the underwriter commissions and estimated offering expenses, our as-adjusted net tangible book value as of March 29, 2015 would have been $___ million, or $___ per share. This represents an immediate increase in net tangible book value of $___ per share to existing stockholders and an immediate dilution in net tangible book value of $___ per share to purchasers of shares in this offering, as illustrated in the following table:

Public offering price per share	$
Net tangible book value per share as of March 29, 2015		$0.05
Increase in net tangible book value per share attributable to new investors	$
Adjusted net tangible book value per share as of March 29, 2015, after giving effect to the offering	$
Dilution per share to new investors in the offering	$

The above discussion and tables do not include the following:

•	2,748,227,672 shares of common stock issuable upon conversion of our Series A preferred stock;
•	647,664,000 shares of common stock issuable upon conversion of our Series B preferred stock;
•	1,000,000 shares of common stock issuable upon exercise of the warrants issued in conjunction with the AvidBank Credit Facility with an exercise price of $0.10 per share.

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•	40,265,149 shares of common stock issuable upon the exercise of vested options outstanding as of July 22, 2015, at a weighted average exercise price of $0.02 per share;
•	34,734,851 shares of common stock reserved for future grant or issuance as of July 22, 2015 under all of our 2009 Stock Option Plan;
•	___________ shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering; and
•	___________ shares of common stock issuable upon exercise of the warrants to be received by the underwriter in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus assumes the underwriter does not sell any common stock contained in the over-allotment option and the warrants offered hereby are not exercised.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain all future earnings for the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future. Otherwise, the payment of dividends on common stock, if any, in the future is within the discretion of our Board and will depend on its earnings, capital requirements and financial condition and other relevant facts.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 29, 2015:

•	on an actual basis; and

•	on a pro forma basis, based upon an offering price of $___ per share of common stock and corresponding warrant, to give effect to the sale of _________ shares of common stock and _________ warrants in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Based on the offering price of $___ per share of common stock and corresponding warrant, which is based upon the closing price of our common stock on ____ __, 2015, we allocated the $10 million aggregate consideration to common stock.  The pro forma information below is only for illustrative purposes and our capitalization following the completion of this offering will be adjusted based on the actual offering price and other terms of this offering determined at pricing. The pro forma information below is only for illustrative purposes and our capitalization following the completion of this offering will be adjusted based on the actual offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and the related notes appearing elsewhere in this prospectus.

	March 29, 2015
	Unaudited Actual	Unaudited Pro Forma
	(in thousands except share amounts)

Assets:
Cash & Cash Equivalents	$1,115	$9,915

Liabilities:
Credit Facility	550	550
Total Liabilities	$550	550-

Stockholders’ Equity:
Optex Systems Holdings, Inc. Preferred Stock Series A ($0.001 par 5,000 authorized, 1,001 and 1,001 series A preferred shares issued and outstanding, respectively)	-	-
Optex Systems Holdings, Inc. Preferred Stock Series B ($0.001 par 1,010 authorized, 1,000 and zero series B preferred shares issued and outstanding, respectively)	-	-
Optex Systems Holdings, Inc. – (par $0.001, 2,000,000,000 authorized, 170,913,943 and 170,913,943 shares issued and outstanding, respectively)	171	171
Additional Paid-in-capital	26,174	34,974
Retained Earnings (Deficit)	(17,913)	(17,913)
Optex Systems Holdings, Inc. Preferred Stock Series A ($0.001 par 5,000 authorized, 1,001 and 1001 series A preferred shares issued and outstanding, respectively)	-	-
Total Stockholders’ Equity	8,432	17,232
Capitalization	$8,982	$17,782

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The above discussion and table do not include the following:

(1)	The total number of shares of our common stock outstanding after this offering is based on 174,913,943 shares outstanding as of July 22, 2015 and excludes as of that date, the following:

•	2,748,227,672 shares of common stock issuable upon conversion of our Series A preferred stock;

•	647,664,000 shares of common stock issuable upon conversion of our Series B preferred stock;

•	1,000,000 shares of common stock issuable upon exercise of the warrants issued in conjunction with the AvidBank Credit Facility with an exercise price of $0.10 per share.
•	40,265,149 shares of common stock issuable upon the exercise of vested options outstanding as of July 22, 2015, at a weighted average exercise price of $0.02 per share;
•	34,734,851 shares of common stock reserved for future grant or issuance as of July 22, 2015 under all of our 2009 Stock Option Plan;
•	___________ shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering; and
•	___________ shares of common stock issuable upon exercise of the warrants to be received by the underwriter in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus assumes the underwriter does not sell any common stock contained in the over-allotment option and the warrants offered hereby are not exercised.

A $1.00 increase (decrease) in the offering price of $___ per share of common stock and corresponding warrant would increase (decrease) cash and cash equivalents and total stockholders’ equity by $___ million, assuming that the number of shares and corresponding warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting commissions and estimated offering expenses payable by us.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market information

Our common stock is currently quoted on the OTCQB under the symbol “OPXS”.  Trading in our common stock has historically lacked consistent volume, and the market price has been volatile. We are applying to The NASDAQ Capital Market to list our common stock and warrants under the symbols “OPXS” and “OPXSW”, respectively.

The following table shows the range of high and low bid prices for our common stock as reported by the OTCQB. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions. All share and per share information in the table below reflects the one-for-___ reverse stock split which was effected on ______ __, 2015. Our shares of common stock did not trade on a post-adjusted basis until the opening of the market on ____ __, 2015.

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Period	High	Low

First Quarter 2013	$0.014	$0.005

Second Quarter 2013	$0.06	$0.0061

Third Quarter 2013	$0.018	$0.0075

Fourth Quarter 2013	$0.02	$0.008

First Quarter 2014	$0.009	$0.008

Second Quarter 2014	$0.03	$0.03

Third Quarter 2014	$0.01	$0.01

Fourth Quarter 2014	$0.02	$0.01

First Quarter 2015	$0.02	$.0.009

Second Quarter 2015	$0.03	$0.008

Third Quarter 2015	$0.012	$0.036

On July 22, 2015, the closing price for our common stock as reported on the OTCQB was $.0095 per share.

Securities outstanding and holders of record

On July 22, 2015, there were approximately 79 shareholders of record for our common stock and 174,913,943 shares of our common stock issued and outstanding.

Dividends

We have never paid dividends. We currently anticipate that we will retain all future earnings for the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended September 28, 2014 is hereby incorporated by reference in their entirety from our Form 10-K for the year ended September 28, 2014, filed with the SEC on December 23, 20143. The Management’s Discussion and Analysis of Financial Condition and Results of Operations for the periods ended December 28, 2014 and March 29, 2015 are hereby incorporated by reference in their entirety from our Form 10-Qs for the quarters ended December 28, 2014 and March 29, 2015, filed with the SEC on February 11, 2015 and May 13, 2015, respectively.

FINANCIAL STATEMENTS FOR THE YEAR ENDED SEPTEMBER 28, 2014 AND THE QUARTERS ENDED DECEMBER 31, 2014 AND MARCH 29, 2015

Our audited financial statements for the years ended September 28, 2014 and September 29, 2013, and the quarters ended December 28, 2014 and December 29, 2013, respectively, and March 29, 2015 and March 30, 2014, respectively, are hereby incorporated by reference in their entirety from our Form 10-K for the year ended September 28, 2014, filed with the SEC on December 23, 2014 and our Form 10-Qs for the quarters ended December 28, 2014 and March 29, 2015, filed with the SEC on February 11, 2015 and May 13, 2015, respectively.

BUSINESS

Background

Prior History - Sustut Exploration, Inc.

Sustut Exploration, Inc. was a Delaware corporation formed on April 11, 2006 to search for available mining properties in North Central British Columbia. It entered into an option agreement in 2006 to purchase a mineral claim, and the option expired in May 2008 without any payment being made. Thus, as of May 2008, Sustut was left with no operating business.

As a result of the reorganization on March 30, 2009, Optex Systems Holdings changed its name from Sustut Exploration Inc. to Optex Systems Holdings, Inc., and its year end from December 31 to a fiscal year ending on the Sunday nearest September 30.

Reorganization

On March 30, 2009, a reorganization occurred whereby the then existing shareholders of Optex Systems, Inc., a private Delaware corporation (“Optex Systems, Inc. (Delaware)”), exchanged their shares of Optex Systems, Inc. (Delaware) common stock with the shares of common stock of us as follows: (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged for 113,333,282 shares of us common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged for 1,027 shares of us Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems, Inc. (Delaware) common stock purchased in the private placement were exchanged for 8,131,667 shares of us common stock. Optex Systems, Inc. (Delaware) has remained our wholly-owned. As a result of the reorganization, Sileas Corporation beneficially owns approximately 73.2% of our issued and outstanding common stock and Alpha Capital Anstalt owns approximately 7.0% of our issued and outstanding common stock.

3 The Company is eligible to incorporate by reference under General Instruction VII of Form S-1. Specifically, the Company notes that it has met the requirements of paragraphs A. – D. of General Instruction VII, and that it has not been, during the past three years, a registrant for an offering of “penny stock” as defined in Rule 3a51-1 as under Rule 3a51-1.g.1., it has had average revenue of more than $6 million in all three of its last fiscal years as set forth in its balance sheets for the years ended September 28, 2014, September 29, 2013 and September 30, 2012 (as reported in the Forms 10-K of the Company for the years ended September 28, 2014, September 29, 2013 and September 30, 2012, respectively.

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Optex Systems, Inc. manufactures optical sighting systems and assemblies, primarily for Department of Defense applications. Its products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and armored security vehicles and have been selected for installation on the Stryker family of vehicles. Optex Systems, Inc. also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Optex Systems, Inc. products consist primarily of build-to-customer print products that are delivered both directly to the armed services and to other defense prime contractors. Less than 1% of today’s revenue is related to the resale of products substantially manufactured by others. In this case, the product would likely be a simple replacement part of a larger system previously produced by Optex Systems, Inc.

Recent Events

Approval of Reverse Stock Split

On May 27, 2015, our board of directors and the shareholders holding a majority of our issued and outstanding Common Stock approved an amendment to our Certificate of Incorporation to effect a reverse stock split which combines the outstanding shares of our common stock into a lesser number of outstanding shares. Our board of directors will have the sole discretion to effect the amendment and reverse stock split at any time prior to December 31, 2015, and to fix the specific ratio for the combination, provided that the ratio would be not less than 1-for-400 and not more than 1-for-600.

Election of New Board Members and Committees

On May 27, 2015, our board of directors and shareholders elected the following for individuals as directors to serve until their successors are elected and duly qualify: Kerry Craven, David Kittay, Owen Naccarato and Charles Trego.

On July 14, 2015, our board of directors confirmed the appointment of the following directors to serve on the following committees of our board of directors:

Audit Committee: Charles Trego (Chair), Kerry Craven and David Kittay

Compensation Committee: Owen Naccarato (Chair), David Kittay and Kerry Craven

Nominating Committee: David Kittay (Chair), Kerry Craven, Owen Naccarato and Charles Trego.

The board also acknowledged the charters for each committee which are approved.

Applied Optics Center Contracts

On May 26, 2015, and effective as of May 21, 2015, we entered into a supply agreement with Nightforce Optics, Inc. for supply by us to Nightforce of certain critical optical assemblies through our Applied Optics Center division. The production rate and delivery schedule shall be agreed upon by the parties and are subject to aggregate annual minimum order values of $3,000,000 in 2015 and $3,900,000 in 2016. The initial term of the agreement is two years, and can be extended by Nightforce for an additional year. We are the primary supplier of the covered products to Nightforce as we agree to work exclusively with Nightforce on its markets of interest in commercial sporting optics and select military optics; however, our existing business arrangements with certain Department of Defense manufacturers are not subject to this exclusivity covenant.

On June 8, 2015, we announced that we have been awarded a purchase order from a customer for 11,200 ACOG Laser Filter units valued at $1.3 million through our Applied Optics Center division. This award also includes an option quantity up to an additional 11,200 units for up to an additional $1.3 million.

Purchase of Applied Optics Products Line

On November 3, 2014, we entered into a Purchase Agreement with L-3 Communications, Inc. pursuant to which we purchased the assets comprising L-3’s Applied Optics Products Line, which is engaged in the production and marketing and sales of precision optical assemblies utilizing thin film coating capabilities for optical systems and components primarily used for military purposes. The purchased assets consist of personal property, inventory, books and records, contracts, prepaid expenses and deposits, intellectual property, and governmental contracts and licenses utilized in the business comprised of the purchased assets.

The purchase price for the acquisition was $1,013,053, which was paid in full at closing, plus the assumption of certain liabilities associated with the Purchased Assets in the approximate amount of $271,000. The source of funds for the acquisition consisted of an advance of $800,000 from the November 2014 sale of our convertible notes to certain accredited investors in a transaction exempt from registration under Section 4(2) of the Securities Act, with the balance of the funds derived directly from working capital.

In conjunction with the acquisition of the assets comprising L-3’s Applied Optics Products Line, Optex Systems, Inc. assumed the obligations of L-3 pursuant to this certain Assignment to Lease and Consent of Landlord Agreement dated as of October 30, 2014, between L-3, as tenant, Optex Systems Inc., as assignee, and CABOT II TX1W04, LP, as landlord, with respect to those certain Leases dated as of August 27, 1996 covering Premises located at 9839 and 9827 Chartwell Drive, respectively, Dallas, Texas, as amended by First Amendments dated May 14, 2001, Second Amendments dated January 9, 2004, Third Amendments dated February 21, 2005 and the Fourth Amendment dated March 13, 2009. The leased premises under the lease consist of approximately 56,633 square feet of space at the premises, with a monthly rental of approximately $32,000 per month. The term of the lease expires September 30, 2016, and there are four renewal options available to the tenant, and each renewal option has a five year term.

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Issuance of Convertible Notes and Conversion to Series B Preferred Stock

On November 17, 2014, we entered into a Subscription Agreement with certain accredited investors pursuant to which we sold to them $1.55 million principal amount convertible promissory notes in a private placement.

On March 26, 2015, we filed a Certificate of Designation with respect to our Certificate of Incorporation to authorize a series of preferred stock known as “Series B Preferred Stock” under Article FOURTH thereof, with 1010 shares of Series B preferred stock issuable thereunder. The amendment was approved by our Board of Directors under Article FOURTH of our Certificate of Incorporation.  The stated value of each share of Series B preferred stock is $1,629.16, and each share of Series B preferred stock is convertible into shares of our common stock at a conversion price of $.0025. Holders of the Series B preferred stock receive preferential rights in the event of liquidation to other classes of preferred and common stock other than our Series A preferred stock. Additionally, the holders of the Series B preferred stock are entitled to vote together with the common stock and the Series A preferred stock on an “as-converted” basis.

On March 29, 2015, the holders of $1,560,000 in principal amount of convertible promissory notes issued in November 2014 converted the entire principal amount thereof and all accrued and unpaid interest thereon, into 1,000 shares of our Series B preferred stock.

Appointment of Chief Financial Officer, Resignation and Appointment of Chairman and Director

Effective November 19, 2014, Karen Hawkins, the Vice President of Finance and Controller, was appointed as our Chief Financial Officer.

Also effective November 19, 2014, Merrick Okamoto resigned as our Chairman of the Board and as a Director. In recognition of his service, all of his unvested stock options were deemed to vest immediately, and the termination date of all of his stock options was extended to December 31, 2018.

Also effective November 19, 2014, Peter Benz was appointed as a Director to our Board of Directors and was also elected as our Chairman of the Board of Directors.

New Product Development

During the first six months of 2015, we released a new digital spotting scope called Red Tail (patent pending).  This device is targeted towards long range observation and image recording used by military, border patrol, and select consumer/commercial applications.  The device is designed to deliver high definition images with military grade resolution, but at commercial “off the shelf” pricing.  Using high grade optics to deliver a 45X magnified image onto a 5 megapixel CMOS sensor, the Red Tail device then transmits this image via Wi-Fi to the user’s smartphone or tablet.  Digital still images or videos can then be captured and/or emailed using a custom Red Tail app available for either iOS or Android devices.  We are presently in negotiations to make this device available via General Services Administration schedules for government personnel and through commercial websites for non-government procurement.  We demonstrated this device in April 2015 at the Border Security Expo in Phoenix, Arizona and received positive feedback from U.S. border agents, police officers, and other Expo attendees.

Products

Our products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley, and Stryker families of fighting vehicles, as well as light armored and armored security vehicles. We also manufacture and deliver numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. We deliver our products both directly to the federal government and to prime contractors.

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We deliver high volume products, under multi-year contracts, to large defense contractors and government customers. Increased emphasis in the past twelve months has been on new opportunities to promote and deliver our products in foreign military sales, where U.S.-manufactured, combat and wheeled vehicles, are supplied (and upgraded) in cooperation with the U.S. Department of Defense. We have a reputation for quality and credibility with our customers as a strategic supplier. We also anticipate the opportunity to integrate some of our night vision and optical sights products into commercial applications.

Specific product categories include:

•	Electronic sighting systems

•	Mechanical sighting systems

•	Laser protected plastic and glass periscopes

•	Non-laser protected plastic and glass periscopes

•	Howitzer sighting systems

•	M36 Thermal Day / Night Periscopes

•	M17 Day / Thermal Periscopes

•	Ship binoculars

•	Replacement optics (e.g. filters, mirrors)

Product Line	Product Category
Periscopes	Laser & Non Laser Protected Plastic & Glass Periscopes, Electronic M17 Day/Thermal Periscopes, Vision Blocks
Sighting Systems	Back Up Sights, Digital Day and Night Sighting Systems (DDAN), M36 Thermal Periscope, Unity Mirrors
Howitzers	M137 Telescope, M187 Mount, M119 Aiming Device
Other	Muzzle Reference Systems (MRS), Binoculars, Collimators, Optical Lenses & Elements, Filters, Windows

Location and Facility

We are located in Richardson, TX in an approximately 49,000 square foot facility, and as of March 29, 2015, we had 77 full time equivalent employees. We operate with a single shift, and capacity could be expanded by adding a second shift. Our proprietary processes and methodologies provide barriers to entry for other competing suppliers. In many cases, we are the sole source provider or one of only two providers of a product. We have capabilities which include machining, bonding, painting, tracking, engraving and assembly and can perform both optical and environmental testing in-house.

We lease our facility. Effective as of December 10, 2013, and executed on December 10, 2013, we renewed our Richardson, TX lease. Under the terms of the amendment:

•	The lease term is extended until March 31, 2021.

•	The annual base rent rate is as follows: from 1/1/14 -3/31/14, $0.00 per square foot; from 4/1/2010 – 3/31/2018, $5.45 per square foot; from 4/1/2018 – 3/31/2019, $5.65 per square foot; from 4/1/2019 – 3/31/2020, $5.85 per square foot; and from 4/1/2020 – 3/31/2021, $6.05 per square foot.

•	A $0.35 million HVAC improvement allowance is included.

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In November 2014, we also acquired a new business unit from L-3 Communications, Inc., which is described herein below under “Recent Events — Acquisition”. The acquisition, Applied Optics Center, is located in Dallas, Texas with leased premises consisting of approximately 56,633 square feet of space, As of December, 19, 2014, Applied Optics Center operates with 27 full time equivalent employees in a single shift operation.

Contracts

Each contract with our customers has specific quantities of material that need to be purchased, assembled, and then shipped. Prior to bidding a contract, we contact potential sources of material and receives qualified quotations for this material. In some cases, the entire volume is given to a single supplier and in other cases, the volume might be split between several suppliers. If a contract has a single source supplier and that supplier fails to meet their obligations (e.g., quality, delivery), then we would attempt to find an acceptable alternate supplier, and if successful, it would then renegotiate contractual deliverables (e.g., specifications, delivery, price). As of December 12, 2014, approximately 75% of the costs of our material requirements are single-sourced across four suppliers representing approximately 11% of our active supplier orders.  The percentage of single sourced materials increased significantly over prior periods due to lower overall purchase order commitments, combined with a change in product mix with a higher percentage of purchase orders in support of the DDAN program and a lower percentage in support of periscopes. Single-sourced component requirements span across all of our major product lines. Of these single sourced components, we have material contracts (purchase orders) with firm pricing and delivery schedules in place with each of the suppliers to supply the parts necessary to satisfy our current contractual needs.

We are subject to, and must comply with, various governmental regulations that impact, among other things, our revenue, operating costs, profit margins and the internal organization and operation of our business. The material regulations affecting our U.S. government business are summarized in the table below.

Regulation	Summary

Federal Acquisition Regulation	The principal set of rules in the Federal Acquisition Regulation System. This system consists of sets of regulations issued by agencies of the federal government of the United States to govern what is called the “acquisition process,” which is the process through which the government acquires goods and services. That process consists of three phases: (1) need recognition and acquisition planning, (2) contract formation, and (3) contract administration. This system regulates the activities of government personnel in carrying out that process. It does not regulate the purchasing activities of private sector firms, except to the extent that those activities involve government solicitations and contracts by reference.

International Traffic in Arms Regulations	United States government regulations that control the export and import of defense-related articles and services on the United States Munitions List. These regulations implement the provisions of the Arms Export Control Act.

Truth in Negotiations Act	A public law enacted for the purpose of providing for full and fair disclosure by contractors in the conduct of negotiations with the government. The most significant provision included is the requirement that contractors submit certified cost and pricing data for negotiated procurements above a defined threshold of $700,000 as October 1, 2010. It requires contractors to provide the government with an extremely broad range of cost or pricing information relevant to the expected costs of contract performance, and it requires contractors and subcontractors to submit cost or pricing data to the government and to certify that, to the best of their knowledge and belief, the data are current, accurate, and complete.

We are responsible for full compliance with the Federal Acquisition Regulation. Upon award, the contract may identify certain regulations that we need to meet. For example, a contract may allow progress billing pursuant to specific Federal Acquisition Regulation clauses incorporated into the contract. Other contracts may call for specific first article acceptance and testing requirements. The Federal Acquisition Regulation will identify the specific regulations that we must follow based on the type of contract awarded. The Federal Acquisition Regulation also contains guidelines and regulations for managing a contract after award, including conditions under which contracts may be terminated, in whole or in part, at the government’s convenience or for default. These regulations also subject us to financial audits and other reviews by the government of our costs, performance, accounting and general business practices relating to our government contracts, which may result in adjustment of our contract-related costs and fees and, among other things and impose accounting rules that define allowable and unallowable costs governing our right to reimbursement under certain contracts.

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First Article Testing and Acceptance requirements consist of specific steps. For example, the first article testing associated with Howitzer-type product is comprehensive and time consuming. The dimensions and material specifications of each piece of the assembly must be verified, and each product has in excess of 100 piece parts. Once the individual piece parts are verified to be compliant to the specification, the assembly processes are documented and verified. A sample of the production (typically three units) is verified to meet final performance specifications. Once the units meet the final performance specification, they are then subjected to accelerated life testing, a series of tests which simulate the lifetime use of the product in the field. This consists of exposing the units to thermal extremes, humidity, mechanical shock, vibration, and other physical exposure tests. Once completed, the units undergo a final verification process to ensure that no damage has occurred as a result of the testing and that they continue to meet the performance specification. All of the information and data is recorded into a final first article inspection and test report and submitted to the customer along with the test units for final approval. First Article Acceptance and Testing is generally required on new contracts/product awards but may also be required on existing products or contracts where there has been a significant gap in production, or where the product has undergone significant manufacturing process, material, tooling, equipment or product configuration changes.

We are also subject to laws, regulations and executive orders restricting the use and dissemination of information deemed classified for national security purposes and the exportation of certain products and technical data as covered by the International Traffic in Arms Regulation. In order to import or export items listed on the U.S. Munitions List, we are required to be registered with the Directorate of Defense Trade Controls office. The registration is valid for one year, and the registration fees are established based on the number of license applications submitted the previous year. We currently have an approved and current registration on file with the Directorate of Defense Trade Controls office. Once the registration is approved, each import/export license must be filed separately. License approval requires the company to provide proof of need, such as a valid contract or purchase order requirement for the specific product or technical data requested on the license and requires a detailed listing of the items requested for export/import, the end-user, the end-user statement, the value of the items, consignees/freight forwarders and a copy of a valid contract or purchase order from the end-user. The approval process for the license can vary from several weeks to six months or more. The licenses we currently use are the DSP-5 (permanent export), DSP-6 (license revisions) and DSP-73 (temporary export).

The aforementioned licenses are valid for 48 months from date that each such license is issued as set forth on the table below (updated as of July 22, 2015).

DSP – 5 licenses	Issue Date	Expiration Date (48 months of issue)
50310470	7/7/2011	7/7/2015
50309527	7/12/2011	7/12/2015
50313126	7/14/2011	7/14/2015
50314547	8/11/2011	8/11/2015
50324632	9/8/2011	9/8/2015
50323843	9/23/2011	9/23/2015
50343236	12/7/2011	12/7/2015
50343846	12/5/2011	12/5/2015
50343382	12/21/2011	12/21/2015
50343483	12/28/2011	12/28/2015
50355614	2/1/2012	2/1/2016
50355650	1/31/2012	1/31/2016
50346638	2/13/2012	2/13/2016
50362079	2/29/2012	2/29/2016
50362307	3/19/2012	3/19/2016

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50362221	3/19/2012	3/19/2016
50360195	3/23/2012	3/23/2016
(TA-0018-12B) 50374118	4/18/2012	4/18/2016
50381011	5/24/2012	5/24/2016
50382421	5/31/2012	5/31/2016
50386018	7/12/2012	7/12/2016
50397890	8/8/2012	8/8/2016
50398181	8/10/2012	8/10/2016
50398178	8/10/2012	8/10/2016
50402338	8/29/2012	8/29/2016
50403055	9/6/2012	9/6/2016
50399603	9/18/2012	9/18/2016
50401835	9/12/2012	9/12/2016
50430589	1/25/2013	1/23/2017
50435218	3/7/2013	3/6/2017
50435219	3/7/2013	3/6/2017
50439431	3/7/2013	11/5/2013
50455029	6/10/2013	6/9/2017
50459204	6/28/2013	6/27/2017
50468553	7/29/2013	7/29/2017
50468550	8/30/2013	8/29/2017
50470855	9/9/2013	9/9/2017
50486913	11/20/2013	11/20/2017
50486760	12/5/2013	12/5/2017
50486727	12/6/2013	12/6/2017
50490381	12/11/2013	12/11/2017
50490628	1/3/2014	1/3/2018
50490371	1/14/2014	1/14/2018
50497324	2/1/2014	2/1/2018
50497307	2/12/2014	2/12/2018
50497324	2/20/2014	2/20/2018
50497162	2/20/2014	2/20/2018
50501481	2/26/2014	2/26/2018
50504795	3/27/2014	3/27/2018
50511388	4/21/2014	4/21/2018
50510061	5/19/2014	5/19/2018
50521562	6/27/2014	6/27/2018
50521680	7/7/2014	7/7/2018
50521706	7/15/2014	7/15/2018
50521673	7/15/2014	7/15/2018
50521555	7/17/2014	7/17/2018
50530555	9/22/2014	9/22/2018
50537697	10/30/2014	10/30/2018
50539610	11/14/2014	11/14/2018
50486913	11/20/2014	11/20/2018
50537673	11/25/2014	11/25/2018
50546222	1/9/2015	1/9/2019
50549789	2/18/2015	2/18/2019
50549846	2/23/2015	2/23/2019
50549534	2/25/2015	2/25/2019
50549933	2/27/2015	2/27/2019
50549843	3/23/2015	3/23/2019
50553876	3/27/2015	3/27/2019
50553879	3/23/2015	3/23/2019
50560846	5/21/2015	5/21/2019
50560953	5/29/2015	5/29/2019

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DSP – 73 Licenses	Date Issued	Expiration Date (48 months of issue)
730033471	9/16/2011	9/16/2015
730033903	9/23/2011	9/23/2015
730038566	6/26/2012	6/26/2016
730038918	8/13/2012	8/13/2016

Licenses are subject to termination if a licensee is found to be in violation of the Arms Export Control Act or the International Traffic in Arms Regulations requirements. If a licensee is found to be in violation, in addition to a termination of its licenses, it can be subject to fines and penalties by the government.

Our contracts may also be governed by the Truth in Negotiation Act requirements where certain of our contracts or proposals exceed the $700,000 threshold and/or are deemed as sole source, or non- competitive awards, covered under this act. For these contracts, we must provide a vast array of cost and pricing data in addition to certification that our pricing data and disclosure materials are current, accurate and complete upon conclusion of the negotiation. Due to the additional disclosure and certification requirements, if a post contract award audit were to uncover that the pricing data provided was in any way not current, accurate or complete as of the certification date, we could be subjected to a defective pricing claim adjustment with accrued interest. Currently, we do not have any pending defective pricing claim adjustments. Additionally, as a result of this requirement, contract price negotiations may span from two to six months and can result in undefinitized or not to exceed ceiling priced contracts subject to future downward negotiations and price adjustments. Currently, we do not have any undefinitized contracts subject to further price negotiation.

Our failure to comply with applicable regulations, rules and approvals or misconduct by any of our employees could result in the imposition of fines and penalties, the loss of security clearances, the loss of our U.S. government contracts or our suspension or debarment from contracting with the U.S. government generally, any of which could have a material adverse effect our business, financial condition, results of operations and cash flows. We are currently in compliance with all applicable regulations and do not have any pending claims as a result of noncompliance.

The terms of our material contracts are as follows (updated as of December 12, 2014):

			Total	Progress /Milestone	Order	Remaining
	Customer	Contract	Award	Billable	Period	Value	Delivery
Customer	PO/Contract	Type	Value (2)	(1)	Expiration	(3)	Period

GDLS - Canada (4)	Subcontract PO 35334144	Firm Fixed Price and Fixed Quantity Purchase Order	$8,621,296	Yes	N/A	$4,627,094	Mid 2012 - Dec 2016

GDLS - Canada (5)	Subcontract PO 35419634	Firm Fixed Price and Fixed Quantity Purchase Order	$1,018,512	No	N/A	$1,018,512	Apr 2016 - Jun 2016

(1)	Payment terms on shipments are net 30 days.

(2)	“Total Award Value” as included in the table represents the total value of all delivery orders against the prime contract that have already been awarded to us. The total award value represents already awarded delivery order contracts. Based on our historical experience with these contracts and other similar contracts, the amount awarded has directly correlated to the amount received.

(3)	The “Remaining Value” depicts the open undelivered values remaining to be delivered against the contract awards as of September 28, 2014. Only these undelivered values of the contracts may be subject to the contract termination clause. It has been our experience that these clauses are rarely invoked.

(4)	Contract was awarded on October 24, 2011 but effective November 3, 2011 as the date on which approved for disclosure by contractor. This contract provides for milestone billing, in part. Total award value includes all statement of work change orders through December 12, 2014.

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(5)	New contract award quantity added on December 3, 2013 as a follow on quantity to the original PO 35334144.

Market Opportunity — U.S. Military

The impact on us of U.S. congressionally mandated defense spending reductions is reflected in the lower annual sales and based on the most recent U.S. Budget projections, the projected spending will approximate or decline slightly from the current reduced spending levels through fiscal year 2019. The chart below was derived from public government spending sources and depicts total U.S. military spending from 2004 through 2013 and forecasted spending through 2019. It is difficult to directly tie this spending to any specific military vehicles; however, we serve the U.S. armed forces, active duty and reserves, plus various state national guards. The purpose of including this chart is to provide the reader with actual trend data showing U.S. military defense and procurement spending from 2004 through 2013. The total military spending increased from $436.4 billion in 2004 and peaked at $678.1 billion in 2011 representing a total increase in military spending of 55.4% during that period. As of fiscal year 2014 the total projected military spending has declined by 12.5% from the peak 2011 level. However, the military procurement budget depicts a more significant decline of 31.2% to $91.2 billion from its peak level of $133.6 billion in 2010. The U.S. government spending reductions have had a significant impact on our product lines as our products directly support various types of U.S. military land vehicle procurements. As a direct result of lower U.S. defense procurement spending, we have experienced reduced revenues of 37.1% from fiscal years 2011 through fiscal year 2014. Given the reductions in U.S. military spending in recent years and the budget uncertainty in the coming years, we continue to aggressively pursue international and commercial opportunities in addition to maintaining its current footprint with U.S. vehicle manufactures, with existing as well as new product lines.

Source: Government Printing Office, U.S. Budget Historical Tables, FY 2014, Table 3.2 Outlays by function and subfunction, 1962-2019

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The following factors are important to the U.S. military:

•	Product reliability — failure can cost lives

•	Speed to delivery and adherence to schedule

•	System life cycle extension

•	Low cost/best value

•	Visual aids for successful execution of mission objectives

•	Mission critical products specifically related to soldier safety.

Optex Systems Holdings focuses on delivering products that satisfy these factors and believes it is well positioned to continue to service U.S. and foreign military needs.

Market Opportunity — Foreign Military

Despite the downturn in U.S. military spending, foreign military sales funding for products built in the United States for selected foreign militaries, has held to peak funding levels. Thus, Optex Systems Holdings has increased efforts to promote its proven military products, as well as newly improved product solutions directly to foreign military representatives. In April 2014, we completed the first shipments of M17 Day / Thermal Periscope (NSN 6650-01-619-6545) to a country in South America. This direct transaction allows us to directly serve South America customers and affect influence into their future procurements. Additionally, shipment of the new M17 Day / Thermal Periscope validates our efforts to upgrade existing platforms with new technology. The M17 Day / Thermal Periscope is a cost effective upgrade to existing systems in that it provides both day and thermal views specifically designed for driving armored vehicles. It can be installed in vehicles which were originally designed without this technology may be used as a backup to existing systems. We anticipate our efforts in South America will culminate in new orders for this technology in the near term. We are now bidding on several substantial government contracts to expand sales and production beyond the current production and backlog. For example, we are supporting General Dynamics Land Systems in their efforts related to the production of the Israeli Namer Armored Personnel Carrier (aka Merkava APC). In this opportunity, General Dynamics Land Systems is contracting for the production of 386 vehicles which contain a “Periscope Kit” which could be supplied by us. This kit would contain seven periscopes and sixteen additional supporting part numbers. We will continue to pursue international opportunities through direct sales (e.g., General Dynamics Land Systems — Canada) and through existing customers (e.g., General Dynamics Land Systems — Israeli Namer Project).

We are also exploring possibilities to adapt some of our products for commercial use in those markets that demonstrate potential for solid revenue growth, both domestically and internationally.

Market Opportunity — Commercial

Our products are currently sold to military and related government markets. We believe there may be opportunities to commercialize various products we presently manufacture to address other markets. Our initial focus will be directed in four product areas.

•	Big Eye Binoculars — While the military application we produce is based on mature military designs, we own all castings, tooling and glass technology. These large fixed mount binoculars could be sold to cruise ships, personal yachts and cities/municipalities. The binoculars are also applicable to fixed, land based outposts for private commercial security as well as border patrols and regional law enforcement.

•	Night Vision Sight — We have manufactured the optical system for the NL-61 Night Vision Sight for the Ministry of Defense of Israel. This technology could be implemented for commercial applications.

•	Infrared Imaging Equipment — We manufacture and assemble infrared imaging equipment and components for Raytheon’s Thermal Imaging M36 Mount product and has recently added a low-cost, uncooled, thin film, thermal imager through its partnership with selective suppliers. This combined equipment and technology has potential applications with the border patrol, police and governmental or commercial security agencies.

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•	Thin Film Coatings — The acquisition of AOC also creates a new sector of opportunity for commercial products for us. Globally, commercial optical products use thin film coatings to create product differentiation. These coatings can be used for redirecting light (mirrors), blocking light (laser protection), absorbing select light (desired wavelengths), and many other combinations. They are used in telescopes, rifle scopes, binoculars, microscopes, range finders, protective eyewear, photography, etc. Given this broad potential, the commercial applications are a key opportunity going forward.

Customer Base

We serve customers in three primary categories: as prime contractor (TACOM Life Cycle Command, DLA (Defense Logistics Agency) Warren, U.S. Army, Navy and Marine Corps), as subcontractor (General Dynamics, BAE, and NorcaTec) and also as a supplier to foreign governments (Israel, Australia and NAMSA). Although we do serve all three of these categories, for the twelve months ended September 28, 2014, we derived approximately 89% of our gross business revenue from three customers: 47% from General Dynamics Land Systems Divisions, 30% from the U.S. Government (primarily DLA), and 12% from BAE Systems (with which we have approximately 75 discrete contracts for items that are utilized in vehicles, product lines and spare parts). Given the size of General Dynamics Land System Division, DLA and BAE as well as the fact that there are multiple contracts with each entity, which are not interdependent, we are of the opinion that this provides us with a fairly well diversified revenue pool.

Marketing Plan

Potential Entrants — Low Risk to us. In order to enter this market, potential competitors must overcome several barriers to entry. The first hurdle is that an entrant would need to prove to the government agency in question the existence of a government approved accounting system for larger contracts. Second, the entrant would need to develop the processes required to produce the product. Third, the entrant would then need to produce the product and then submit successful test requirements (many of which require lengthy government consultation for completion). Finally, in many cases, the customer has an immediate need and therefore cannot wait for this qualification cycle and therefore must issue the contracts to existing suppliers.

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Historically, we competed with two other companies in different spaces. First, we previously competed with Miller-Holzwarth in the plastic periscope business. In July 2012, Miller-Holzwarth, Inc. ceased operations apparently as a result of an inability to meet its financial obligations combined with a decline in defense market conditions. Second, we currently compete with Seiler Instruments for fire control products. These contracts are higher value products, but lower quantities. Given the expense of development and qualification testing, the barrier to entry is high for new competitors. During the last four years, overall plastic periscope demand quantities have declined, while competition on the lower level periscope products has significantly increased as new contractors aggressively compete for market share amongst the existing customer base and quantities.

Buyers — Medium Risk to us. In most cases the buyers (usually government agencies or defense contractors) have two fairly strong suppliers. It is in their best interest to keep at least two, and therefore, in some cases, the contracts are split between suppliers. In the case of larger contracts, the customer can request an open book policy on costs and expects a reasonable margin to have been applied.

Substitutes — Low Risk to us. We have both new vehicle contracts and replacement part contracts for the exact same product. The U.S. government has declared that the Abrams/Bradley base vehicles will be the ground vehicle of choice through 2040. The Bradley vehicle has been in service for 28 years, the Abrams for 27 years. In February 2008, the U.S. Army signed a multiyear third party contract for the delivery of improved Abrams and Bradleys. The contract is for up to 435 tanks and 540 Bradley vehicles. These are the only production tanks currently in production by the government. This, in conjunction with the 30 year life span, supports their continued use through 2040. The Abrams is the principal battle tank of the United States Army and Marine Corps, and the armies of Egypt, Kuwait, Saudi Arabia, and since 2007, Australia. The new contract terms allow efficiencies within the supply chain and a very long return on investment on new vehicle proposals. There is a new Ground Combat Vehicle in development that will ultimately supplement or replace the Bradley vehicles. The U.S. Army is waiting to receive prototype vehicles from different bidders to begin testing. The U.S. Army intends to replace about 40 percent of the Bradleys in its heavy combat brigades with new Ground Combat Vehicles and has an initial acquisition goal of 1,874 vehicles with the production of the vehicle anticipated to start in 2018.

Suppliers — Low to Medium Risk to Optex Systems Holdings. The suppliers of standard processes (e.g., casting, machining and plating) need to be very competitive to gain and /or maintain contracts. Those suppliers of products that use top secret clearance processes are slightly better off; however, there continues to be multiple avenues of supply and therefore only moderate power.

Consistent with our marketing plan and business model, the AOC acquisition strengthened our overall position by decreasing the bargaining power of their suppliers through the backwards integration of a key supplier and created additional barriers of entry of potential competitors.  Overall, the customer base and the competition have seen the acquisition as creating a stronger company.

The second model is a two by two matrix for products and customers.

New Products	TACOM - Binoculars	Chile - M17 Day/Thermal
Brazil - M17 Day/Thermal
	GDLS - DDAN	Israel - M17 Day/Thermal
	Commercial - Optical Lens	Commercial - Optical Lens

Existing Products	TACOM - Periscopes, Back Up Sights, Binoculars, Vision Blocks
Marines - Sighting Systems
	GDLS - Periscopes, Collimators	Commercial - Optical Lens
BAE - Periscopes
DLA - Optical Elements
	Existing Customers	New Customers

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This product/customer matrix sets forth our four basic approaches:

1)	Sell existing products to existing customers.

2)	Sell existing products to new customers.

3)	Develop new products to meet the needs of our existing customers.

4)	Develop new products to meet the needs of new customers.

The product categories described in the above matrix are associated with the product lines set forth below:

Product Line	Product Category
Periscopes	Laser & Non Laser Protected Plastic & Glass Periscopes, Electronic M17 Day/Thermal Periscopes, Vision Blocks
Sighting Systems	Back Up Sights, Digital Day and Night Sighting Systems (DDAN), M36 Thermal Periscope, Unity Mirrors
Howitzers	M137 Telescope, M187 Mount, M119 Aiming Device
Other	Muzzle Reference Systems (MRS), Binoculars, Collimators, Optical Lenses & Elements, Filters, Windows

Operations Plan

Our operations plan can be broken down into three distinct areas: material management, manufacturing space planning and efficiencies associated with economies of scale.

Materials Management—

The largest portion of our costs is materials. We have completed the following activities in order to demonstrate continuous improvement:

-	Successful completion of annual surveillance audit for ISO9001:2008 certificate, with no major nonconformance issues

-	Weekly cycle counts on inventory items

-	Weekly material review board meeting on non-moving piece parts

-	Kanban kitting on products with consistent ship weekly ship quantities

-	Daily cross functional floor meetings focused on delivery, yields and labor savings

-	Redesigned floor layout using tenant improvement funds

-	Daily review of yields and product velocity

-	Bill of material reviews prior to work order release

Future continuous improvement opportunities include installation and training of shop floor control module within the ERP system and organizational efficiencies of common procurement techniques among buyers.

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Manufacturing Space Planning

We currently lease approximately 49,000 square feet of manufacturing space (see “Location and Facility”), and we have leased additional space in conjunction with our recent acquisition as described under “Recent Events”. Our current facility is sufficient to meet our immediate production needs without excess capacity. As our processes are primarily labor driven, we are able to easily adapt to changes in customer demand by adjusting headcounts, overtime schedules and shifts in line with production needs. In the event additional floor space is required to accommodate new contracts, Optex has the option to lease adjacent floor space at the current negotiated lease cost per square foot. As part of our lease agreement renewed December 10, 2013, effective December 10, 2013, we were able to negotiate additional HVAC leasehold improvements of $0.35 million paid by the landlord. These funds are primarily earmarked for replacement and improvements of old outdated HVAC systems throughout the facility. Consistent with the space planning, we will drive economies of scale to reduce support costs on a percentage of sales basis. These cost reductions can then be either passed through directly to the bottom line or used for business investment.

Our manufacturing process is driven by the use of six sigma techniques and process standardization. Initial activities in this area have been the successful six sigma projects in several production areas which have led to improved output and customer approval on the aesthetics of the work environment. In addition, we use many tools including 5S programs, six sigma processes, and define, measure, analyze, improve, control (DMAIC) problem solving techniques to identify bottlenecks within the process flow, reduce cost and improve product yields. Successful results can then be replicated across the production floor and drive operational improvements.

Economies of Scale

Plant efficiencies fluctuate as a function of program longevity, complexity and overall production volume. Our internal processes are primarily direct labor intensive and can be more easily adapted to meet fluctuations in customer demand; however, our material purchases, subcontracted operations and manufacturing support costs are extremely sensitive to changes in volume. As our volume increases, our support labor, material and scrap costs decline as a percentage of revenue as we are able to obtain better material pricing, and scrap, start up and support labor (fixed) costs and they are spread across a higher volume base. On the contrary, as production volumes decline, our labor and material costs per unit of production generally increase. Additional factors that contribute to economies of scale relate to the longevity of the program. Long running, less complex programs (e.g., periscopes) do not experience as significant of an impact on labor costs as production volumes change, as the associated workforce is generally less skilled and can be ramped quickly as headcounts shift. Our more complex Howitzer and thermal day/night programs are more significantly impacted by volume changes as they require a more highly-skilled workforce and ramp time is longer as the training is more complex. We continually monitor customer demand over a rolling twelve month window and in order to anticipate any changes in necessary manpower and material which allows us to capitalize on any benefits associated with increased volume and minimize any negative impact associated with potential declines in product quantities.

Intellectual Property

We utilize several highly specialized and unique processes in the manufacture of our products. While we believe that these trade secrets have value, it is probable that our future success will depend primarily on the innovation, technical expertise, manufacturing and marketing abilities of our personnel. We cannot assure you that we will be able to maintain the confidentiality of our trade secrets or that our non-disclosure agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or other disclosure. The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach. Additionally, our trade secrets and proprietary know-how might otherwise become known or be independently discovered by others. We possess two patents and have applied for two others in the US and in foreign countries. While we are optimistic that our applications will be approved, we cannot guarantee that these patent applications will ever transpire into an awarded patent.  The claims were based on technology which is believed to be unique; however, there are many companies and many patents already awarded in this space.  Further, the time frame for the US Patent and Trademark Office to review the patent application and engage in negotiations cannot be guaranteed.

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Our competitors, many of which have substantially greater resources, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with our ability to make and sell some of our products. Although we believe that our products do not infringe on the patents or other proprietary rights of third parties, we cannot assure you that third parties will not assert infringement claims against us or that such claims will not be successful.

In December 2013 Optex Systems, Inc. was issued U.S. Patent No. 13,357,802 titled "Multiple Spectral Single Image Sighting System Using Single Objective Lens Set." The technology platform, designed for our DDAN program, is applicable to all ground combat vehicles used by the US and foreign militaries. This invention presents a single image to both day and night sensors using precision optics, which in turn allows the user to individually observe day, night, or day and night simultaneously. In addition, it has proven to be especially useful in light transition points experienced at dusk and dawn. We are in production and currently delivering sighting systems with this advanced technology, a significant upgrade in the goal of supporting our customers as they modernize the worldwide inventory of aging armored vehicles. This technology is applicable to many sighting systems, and it has already been designed for implementation on the Light Armored Vehicles, the Armored Security Vehicle, the Amphibious Assault Vehicle, and the M60 Main Battle Tank.  Digital Day and Night technology has advanced the capabilities of these installed weapon systems and is the first in a series of patents we have applied for to protect our Intellectual Property portfolio in support of the warfighters who use these systems.

In May 2015, we announced the issuance to us of U.S. Patent No.13,792,297 titled "ICWS Periscope". This invention improves previously accepted levels of periscope performance that, in turn, improve soldier's safety.

In May 2012, we purchased a perpetual, non-exclusive license, with a single up front license fee of $200 thousand to use Patent 7,880,792 “Optical and Infrared Periscope with Display Monitor” owned by Synergy International Optronics, LLC. We believe the purchase of the license agreement may allow us to extend and expand our market potential for theM113APC vehicle type which has the highest number of commonly used armored vehicles in the world. The current estimated active M113 APC worldwide inventory is over 80,000 units. This licensing of this patent allows us to develop additional products for this vehicle type, including the M17 Day/Thermal and M17 Day/Night periscopes.  We are actively marketing the new periscopes internationally and completed our first international shipment utilizing this technology in March 2014. We continue to prototype these products and demonstrate them to potential customers.

Competition

The markets for our products are competitive. We compete primarily on the basis of our ability to design and engineer products to meet performance specifications set by our customers. Our customers include military and government end users as well as prime contractors that purchase component parts or subassemblies, which they incorporate into their end products. Product pricing, quality, customer support, experience, reputation and financial stability are also important competitive factors.

There are a limited number of competitors in each of the markets for the various types of products that we design, manufacture and sell. At this time, we consider our primary competitors to be Seiler Instruments, Kent Periscopes and Synergy International Optronics, LLC.

Our competitors are often well entrenched, particularly in the defense markets. Some of these competitors have substantially greater resources than we do. While we believe that the quality of our technologies and product offerings provides us with a competitive advantage over certain manufacturers, some of our competitors have significantly more financial and other resources than we do to spend on the research and development of their technologies and for funding the construction and operation of commercial scale plants.

We expect our competitors to continue to improve the design and performance of their products. We cannot assure investors that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price or performance features, or that new technology or processes will not emerge that render our products less competitive or obsolete. Increased competitive pressure could lead to lower prices for our products, thereby adversely affecting our business, financial condition and results of operations. Also, competitive pressures may force us to implement new technologies at a substantial cost, and we may not be able to successfully develop or expend the financial resources necessary to acquire new technology. We cannot assure you that we will be able to compete successfully in the future.

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Employees

We had 77 full time equivalent employees as of March 29, 2015. We also a small temporary work force to handle peak loads. To the best of our knowledge, we are compliant with local prevailing wage, contractor licensing and insurance regulations, and has good relations with its employees, who are not currently unionized.

Leases

We are located in Richardson, TX in approximately 49,000 square foot facility. We operate with a single shift, and capacity could be expanded by adding a second shift.  Our proprietary processes and methodologies provide barriers to entry by other competing suppliers. In many cases, we are the sole source provider or one of only two providers of a product.  We have capabilities which include machining, bonding, painting, tracking, engraving and assembly and can perform both optical and environmental testing in-house.

We lease our facility. Effective as of December 10, 2013, and executed on December 10, 2013, we renewed our Richardson, TX lease. Under the terms of the amendment:

•	The lease term is extended until March 31, 2021.

•	The annual base rent rate is as follows: from 1/1/14 -3/31/14, $0.00 per square foot; from 4/1/2010 – 3/31/2018, $5.45 per square foot; from 4/1/2018 – 3/31/2019, $5.65 per square foot; from 4/1/2019 – 3/31/2020, $5.85 per square foot; and from 4/1/2020 – 3/31/2021, $6.05 per square foot.

•	A $0.35 million HVAC improvement allowance is included.

In November 2014, we also acquired a new business unit from L-3 Communications, Inc., which is described herein under “Recent Events — Acquisition”. The acquisition, Applied Optics Center (AOC), is located in Dallas, Texas.. As of December, 19, 2014, Applied Optics Center operates with 27 full time equivalent employees in a single shift operation. In conjunction with the acquisition of the Purchased Assets, Optex Systems assumed the obligations the lease for the Dallas Applied Optics Center site. The lease consists of approximately 56,633 square feet of space at the premises, with a monthly rental of approximately $32,000 per month. The term of the lease expires September 30, 2016, and there are four renewal options available to the tenant, and each renewal term is five years in duration.

Legal Proceedings

From time to time, we are involved in lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents that arise in the ordinary course of business. There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

MANAGEMENT

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Our company is led by Danny Schoening, who has served as COO since 2009 and was appointed CEO in 2013, and by Merrick Okamoto who served on our Board since 2009, was appointed Chairman in 2013 and maintained this role until his resignation on November 19, 2014. On November 19, 2014, Peter Benz was appointed as a Director by its Board of Directors and was also elected as Chairman of the Board of Directors. Our board of directors consists of three directors. The board has an inactive audit committee, as further discussed below, and has no other committees due to its small size.

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Our board leadership structure is used by other smaller public companies in the United States, and we believe that this leadership structure is effective for us. We believe that having a separate President (principal executive officer) and Chairman is the correct form of leadership for us. We believe that due to our small size bifurcating the leadership role provides for a second point of view and oversight rather than consolidating the role in one individual, who is also tasked with our day to day affairs. We believe that our directors provide effective oversight of the risk management function, especially through dialogue between the full board and our management.

We do not currently consider diversity in identifying nominees for director. Due to our small size, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our current officers and directors were appointed on March 30, 2009, the closing date of the reorganization.

The following table sets forth certain information with respect to the directors and executive officers of us:

Name	Age	Position

Stanley A. Hirschman	68	President, Secretary, Treasurer & Director

Peter T. Benz (2)	55	Chairman of the Board and Director

Danny Schoening	50	Chief Executive Officer, Chief Operating Officer and Director

Karen L. Hawkins (1)	50	Vice President of Finance and Controller

(1)	Effective November 19, 2014, Karen Hawkins, our Vice President of Finance and Controller, was appointed as our Chief Financial Officer.

(2)	Also effective November 19, 2014, Peter Benz was appointed as a Director by our Board of Directors and was also elected as our Chairman of the Board of Directors.

Stanley A. Hirschman. Mr. Hirschman served as a Director and President of Optex Systems, Inc. (Delaware) since September 28, 2008 and assumed the same roles on behalf of us on March 30, 2009, in which roles he is committed to providing Optex his management experience and provides direction and oversight of other executive officers and management. From 1997 to 2009, he was president of CPointe Associates, Inc., a Plano, Texas consulting group, and provided consulting and governance services to small public companies. Since February 2009 he has been the majority beneficial owner of Sileas Corp, our majority shareholder. During the past five years, Mr. Hirschman has also sat on the Board of Directors of Axion Power International, Inc. Prior to establishing CPointe Associates, he was Vice President Operations, Software Etc., Inc., a 396 retail software store chain, from 1989 until 1996. He has also held executive positions with T.J. Maxx, Gap Stores and Banana Republic. Mr. Hirschman is a member of the National Association of Corporate Directors, regularly participates in the KMPG Audit Committee Institute and is a graduate of the Harvard Business School Audit Committees in the New Era of Governance symposium. He is active in community affairs and serves on the Advisory Board of the Salvation Army Adult Rehabilitation Centers. Our Board has determined that Mr. Hirschman is suitable for our Board due to his long term management and corporate governance experience.

Peter T. Benz. On November 19, 2014, Peter Benz was appointed as one of our Directors and was also elected as our Chairman of the Board of Directors. Mr. Benz serves as Chairman and Chief Executive Officer of Viking Asset Management, LLC and is a member of the Investment Committee. His responsibilities include assuring a steady flow of candidate deals, making asset allocation and risk management decisions and overseeing all business and investment operations. He has more than 25 years of experience specializing in investment banking and corporate advisory services for small growth companies in the areas of financing, merger/acquisition, funding strategy and general corporate development. Prior to founding Viking in 2001, Mr. Benz founded Bi Coastal Consulting Company where he advised hundreds of companies regarding private placements, initial public offerings, secondary public offerings and acquisitions. Mr. Benz currently serves as a director for usell.com, Inc, Starboard Resources, Embark Holdings and IDI, Inc. Prior to founding Bi Coastal Consulting, Mr. Benz was responsible for private placements and investment banking activities at Gilford Securities in New York, NY. Mr. Benz is a graduate of Notre Dame University. The Board of Directors has determined that Mr. Benz is suited to be a director because of his capital markets experience.

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Danny Schoening. Mr. Schoening joined Optex Systems, Inc. (Texas) in January 2008. Upon the acquisition of the assets of Optex Systems, Inc. (Texas) by Optex Systems, Inc. (Delaware), Mr. Schoening became the COO of Optex Systems, Inc. (Delaware) (as of September 28, 2008) and he commenced service with Optex Systems Holdings as its Chief Operating Officer as of the date of the reorganization, March 30, 2009 and was appointed Chief Executive Officer and as a Director in 2013. He has been instrumental in establishing the systems and infrastructure required to continue Optex System’s rapid growth. This activity was rewarded with Optex System’s recent ISO9001:2000 Certification. From February 2004 to January 2008, Danny was the Vice President of Operations for The Finisar Corporation AOC Division for 4 years where he led a team of up to 200 employees to produce vertical cavity lasers for the data communications industry at production rates of hundreds of thousands of units per week. Prior to Finisar, Danny was the Director of Operations for multiple divisions of Honeywell International. Serving the Automotive, Medical, Aerospace, and Consumer Commercial Markets. During this 17 year period, Danny was recognized with Honeywell’s Lund Award, their highest award for developing employee resources. Danny has a broad experience level in the following technologies: Mechanical Assembly Processes, Micro-Electronic Assembly Processes, Laser Manufacturing, Plastic Molding, Metal Machining, Plating, Thick Film Printing, Surface Mount Technology, Hall Effect Technology and MEMS based Pressure Devices. Danny received a Bachelor’s of Science in Manufacturing Engineering Technology from the University of Nebraska, an MBA from Southern Methodist University, and holds three U.S. patents. The Board of Directors has determined that Mr. Schoening is suited to sit on our Board because of his industry experience and as he is the CEO.

Karen L. Hawkins. On November 19, 2014, Karen Hawkins was appointed as our Chief Financial Officer. Ms. Hawkins had previously served as our Vice President, Finance and Controller, since the date of the reorganization, March 30, 2009 and was the controller of Optex Systems, Inc. (Delaware), effective September 28, 2009. She began her employment with Optex Systems, Inc. (Texas) in April 2007. Ms. Hawkins has over 25 years’ experience in Financial Accounting and Management, primarily focused in the Defense and Transportation Industries. She has a strong background in both Financial & Cost Accounting, with extensive Government Pricing, Financial Analysis, and Internal Auditing experience. Her past history also includes Program Management, Materials Management and Business Development. She brings over 18 years direct experience in Government Contracting with a strong knowledge of Cost Accounting Standards Board and Federal Acquisition Regulation. Her previous employment includes General Dynamics — Ordinance and Tactical Division, Garland (formerly known as Intercontinental Manufacturing) for over 13 years from November, 1994 through March, 2007. During her tenure there she served in the roles of Controller (Accounting & IT), Program Manager over a $250M 3 year Army Indefinite Delivery/Indefinite Quantity (Indefinite Delivery/Indefinite Quantity) type contract, as well as Materials Manager with oversight of Purchasing, Production Control & Warehousing functions. Prior to her employment at General Dynamics, Ms. Hawkins served in various finance and accounting positions at Luminator, a Mark IV Industries Co, and Johnson Controls, Battery Division - Garland. Karen received her Bachelor’s Degree in Business Administration in Accounting from Stephen F. Austin State University in Texas in 1986 and became a Certified Public Accountant in 1992.

New Directors

As set forth in the Definitive Schedule 14C filed by us with the SEC on May 29, 2015, on May 18, 2015, our Board of Directors approved an amendment to our Bylaws to increase the number of directors on our Board of Directors from three to seven, and the Board of Directors and the holders of more than 75% of our shares of outstanding common stock (including holders of our Series A preferred stock and Series B preferred stock voting along with our common stock on an as converted basis) approved the election of four (4) new directors to serve until their successors are elected and duly qualify. These elections became effective on June 29, 2015.

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The following table identifies the individuals who have been elected to serve as directors; specifies the class of stockholders who will be entitled to vote with respect to their re-election and specifies the Annual Meeting when their new term as a member of the board will expire.

Name	New Directors (1)	Term Expires
Kerry Craven David Kittay	Common Stockholders Common Stockholders	2016 2016
Owen Naccarato	Common Stockholders	2016
Charles Trego	Common Stockholders	2016
(1) Includes holders of our Series A and Series B preferred stock voting on an as converted basis with our Common Stockholders.

The following biographies for our new directors include their recent employment, other directorships, education, year in which each joined the board and age as of the date of this prospectus. None of our new directors owned any of our securities as of the May 18, 2015, and all four directors meet the standards for independent directors set forth for the Nasdaq Capital Market.

New Directors

Ms. Kerry Craven, 43, is an effective financial leader with Fortune 100 industry accounting experience. She has served as the Controller for the Actives division of Finisar Corporation since 2004. She currently provides financial leadership for locations in Allen, TX and Fremont, CA. Prior to joining Finisar, Ms. Craven worked for Honeywell International for 11 years in locations in Illinois, Texas, North Carolina and Minnesota. Ms. Craven has experience in cost accounting, budgeting, financial planning, financial analysis, SOX compliance, financial reporting, and strategic planning. Ms. Craven holds a Bachelor of Science in Accounting from Northern Illinois University and an MBA degree from Northern Illinois University and is a licensed CPA in the state of Texas. Our board of directors has determined that Ms. Craven is suited to sit on our Board because of her financial reporting experience.

David Kittay, 51, is an experienced investment banker and asset manager. Mr Kittay is Senior Vice President of North View Investment Banking Group responsible for facilitating the investment banking activities of the firm including relationship cultivation, mergers and acquisitions, capital formation, financial structuring and solutions. Additionally, he serves as Special Consultant to Beechwood Re, a reinsurance company based in New York. In October 2008 he co-founded Summerline Asset Management, a specialty investment firm, with which he has been involved on a continuous basis since 2008, which works with non-investment grade public and private companies requiring financing ranging from $5 to $100 million. Mr. Kittay holds a Bachelors of Arts from Ithaca College, Ithaca, New York and is a graduate of New York Law School holding his Juris Doctorate degree.

Our board of directors has determined that Mr. Kittay is suited to sit on our Board because of his long term experience with the capital markets.

Owen Naccarato, Esq., CPA and MBA, 65, has for the last sixteen years been a practicing attorney, with his own firm, specializing in corporate and securities law. Mr. Naccarato specializes in SEC matters. Prior to practicing law, Mr. Naccarato has over twenty years of experience holding various high level financial and accounting positions with Fortune 500 and smaller firms in the manufacturing, leasing, consumer/commercial financing and real estate industries. Mr. Naccarato is a member of the ABA, the California State Bar, the Los Angeles County Bar and the Orange County Bar. Mr. Naccarato also earned a BS in Accounting from Northern Illinois University, an MBA from DePaul University and was a certified public accountant, having articulated in the State of Illinois. Our board of directors has determined that Mr. Naccarato is suited to sit on our Board because of his long standing capital markets experience.

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Charles R. Trego, 64, is currently the CFO and a director of Axion Power International, Inc., a battery technology company based in New Castle, PA, and has served in various positions with Axion since 2010. He most recently served as Executive Vice President and Chief Financial Officer of Minrad International, an Amex-listed pharmaceutical and medical device company in Orchard Park, NY. Minrad was acquired by India's Piramal Healthcare in early 2009, and Trego was an integral part of the acquisition strategy and managed the bridge financing through the transition. He served as a consultant providing financial management services to several companies from April 2009 to February 2010. Prior to that, from 2005 to 2008, he was Senior Vice President and Chief Financial Officer of Elmira NY-based Hardinge Inc, a Nasdaq-listed global machine tool company ($327 million in annual revenue), and from 2003 to 2005 he was Chief Financial Officer and Treasurer of Latham NY-based Latham International ($180 million in annual revenue), a privately held manufacturer and marketer of swimming pool components, His career began with a position as Senior Auditor with Ernst & Whinney in Dayton, and continued with financial officer positions with increasing responsibility with Ponderosa Inc., Bojangles of America, Rich Sea Pak, Rymer Foods and Rich Products Corporation. During his 14-year tenure as Chief Financial Officer at Rich Products, revenue increased from $650 million to more than $1.8 billion. He has over 30 years of experience as a financial officer of global middle businesses across several industries and includes private (family), public and private equity ownership structures. He has served as the chief financial officer of startup, turnaround, restructuring and growth businesses with revenue ranging from $25 million to $2 billion. Trego graduated from the University of Dayton in 1972 (BS in Accounting) and in 1978 (MBA). He achieved his CPA designation in 1973 from the State of Ohio. The Company has determined that Mr. Trego should serve as a director due to his long term finance and accounting experience.

Family Relationships

There are no family relationships among the officers and directors.

Presiding Director

Our Chairman, Merrick Okamoto, as Chairman, acted as the presiding director at meetings of our board of directors during the fiscal years ended 2014 and 2013. Effective as of November 19, 2014, Peter Benz took over as the Chairman and presiding director of the board meetings. In the event that the Chairman is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the directors in attendance.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors actively supports management’s adoption and implementation of many “best practices” in the area of corporate governance, including annual review of internal control changes, compensation practices, executive management and auditor retention. In 2014 all directors attended a minimum of 75% of the meetings of the board of directors.

Code of Ethics

Our board of directors has adopted a Code of Ethics which has been distributed to all directors, and executive officers, and will be distributed to employees and will be given to new employees at the time of hire. The Financial Code of Ethics contains a number of provisions that apply principally to our Principal Executive Officer, Principal Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Relations” section of our website (www.optexsys.com) under the section for corporate governance. We also intend to disclose any amendments or waivers of our Code on our website.

Board Meetings

We are incorporated under the laws of the State of Delaware. The interests of our stockholders are represented by the board of directors, which oversees our business and management.

The board of directors meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The board held four meetings (including special meetings) and took action by unanimous written consent zero times during our fiscal year ended September 28, 2014.

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Board Committees

At this time, the board of directors currently has an inactive audit committee which did not meet in fiscal years 2013 and 2014. In conjunction with its proposed listing on the NASDAQ Capital Market and upon the effectiveness of the election of the directors named herein, the Company intends to form an audit committee, a compensation committee and a nominating committee, all of which will be constituted to meet the NASDAQ Capital Market independence requirements, and all to have compliant charters, which will be posted on our website and be disclosed in a Current Report on Form 8-K to be filed upon their constitution.

Board nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of our stock, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them at Optex Systems Holdings, Inc., 1420 Presidential Drive, Richardson, TX 75081. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged to attend annual meetings, although such attendance is not required.

Board Independence

Our board of directors has determined that none of our current directors would meet the independence requirements of the NASDAQ Capital Market, if such standards applied to us. In the judgment of the board of directors, none of our directors meet such independence standards. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions” below. Our board of directors determined that any relationships that exist or existed in the past between the Company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

Director Compensation

See table below under “Executive Compensation — Director Compensation.”

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Executive Compensation

The board of directors administers our option compensation plan. Our Principal Executive Officer and other members of management regularly discuss our compensation issues with the Board of Directors. Subject to Board review, modification and approval, Mr. Hirschman typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The Board establishes all bonus and equity incentive awards for Mr. Hirschman in consultation with other members of the management team.

Summary Compensation Table

The following table sets forth, for the years indicated, all compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by Our principal executive officer, principal financial officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods. These officers are referred to herein as the “named executive officers.” Except as provided below, none of our executive officers received annual compensation in excess of $100,000 during the last two fiscal years.

Name and						Option	All Other
Principal		Salary	Bonus	Stock		Awards ($)	Compensation		Total
Position	Year	($)	($)	Awards ($)		(1)	($)		($)
Stanley A. Hirschman,	2014	$61,033	$	$		$15,766	$		$76,799
President	2013	79,334	—			7,968			87,302
	2012	90,001	—		—	6,579		—	96,580

Danny Schoening,	2014	$225,261	$42,375	$		$31,531	$		$299,167
CEO	2013	218,856	—			5,115			223,971
	2012	232,076	48,092		—	23,514		—	303,682

Karen Hawkins	2014	$160,422	$11,931	$		$15,766	$		$188,119
VP Finance / Controller	2013	160,178	7,839			16,636			184,653
	2012	160,609	34,312		—	20,602		—	215,523

(1)	The amounts in the “Option awards” column reflect the dollar amounts recognized as the executive portion of compensation expense for financial statement reporting purposes for each named executive officer during fiscal 2011 through fiscal 2013, as required by FASB ASC 718, disregarding any estimates for forfeitures relating to service-based vesting conditions. For the assumptions relating to these valuations, see note 10 to our fiscal 2014 audited financial statements.

Option Grants in Last Fiscal Year

On December 19, 2013, our Board of Directors authorized an amendment to our Stock Option Plan to increase the number of issuable shares from 50,000,000 to 75,000,000 and authorized the grant of 20,000,000 options to three board members and a grant of 5,000,000 to an officer. The options are exercise prices of $0.01per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as a director of us, Inc. (with all unvested options automatically expiring on the date of termination of employment by or service as a director of us, Inc.) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of us. There were no other plan based awards made to our named executive officers during the fiscal year ended September 28, 2014 or for the fiscal year ended September 29, 2013.

Employment Agreement

We entered into an employment agreement with Danny Schoening dated December 1, 2008. The term of the agreement commenced as of December 1, 2008 and the current term would have expired on December 1, 2011, but has automatically renewed through December 1, 2014. The term of the agreement shall be automatically extended for successive 18 month periods, unless we shall provide a written notice of termination at least ninety (90) days, or the Mr. Schoening shall provide a written notice of termination at least 90 days, prior to the end of the initial term or any extended term, as applicable. During the first eighteen months of the term of the agreement, we paid to Schoening a base salary at the annual rate of $190,000, and his base salary for the first renewal term has continued at the same rate. On December 9, 2011, the Board of Directors authorized a six percent increase in Schoening’s base salary effective January 1, 2012.  On December 19, 2013, the Board of Directors of us authorized a five percent increase in Schoening’s base salary effective January 1, 2014. Schoening was paid a one-time bonus of $10,000 at the commencement of the employment agreement in December 2008 and was granted 1,414,649 options to purchase common stock at an exercise price of $0.15 per share at the time of the closing of the reorganization.

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On each subsequent renewal date of the commencement of employment, Schoening’s base salary shall be reviewed by the Board and may be increased to such rate as the Board, in its sole discretion, may hereafter from time to time determine. During the term of the agreement, Schoening shall be entitled to receive bonuses of up to 30% of his base salary per year at the discretion of our Board of Directors pursuant to performance objectives to be determined by the Board of Directors. Any bonuses shall be payable in cash and shall be paid within ninety (90) days of any year anniversary of the date of the agreement. Upon closing of the reorganization, we granted Schoening stock options equal to 1% of the issued and outstanding shares immediately after giving effect to the reorganization, with 34% of the options having vested on March 30, 2010, and 33% of the options having vested on March 31, 2011 and 33% of the options having vested on March 31, 2012.

The employment agreement events of termination consist of: (i) death of Mr. Schoening; (ii) termination by us for cause (including conviction of a felony, commission of fraudulent acts, willful misconduct by Mr. Schoening, continued failure to perform duties after written notice, violation of securities laws and breach of the employment agreement), (iii) termination without cause by us and (iv) termination by Mr. Schoening for good reason (including breach by us of its obligations under the agreement, the requirement for Mr. Schoening to move more than 100 miles away for his employment without consent, and merger or consolidation that results in more than 66% of the combined voting power of the then outstanding securities of us or our successor changing ownership or a sale of all or substantially all of our assets, without the surviving entity assuming the obligations under the agreement). For a termination by us for cause or upon death of Mr. Schoening, Mr. Schoening shall be paid salary and bonus earned through the date of termination. For a termination by us without cause or by Mr. Schoening with good reason, Mr. Schoening shall also be paid six months base salary in effect and all granted stock options shall remain exercisable for a period of two years after such termination, with all unvested stock options immediately vesting. The agreement contains a standard non-solicitation and non-compete agreement that extends for one year subsequent to termination thereof.

•	On December 19, 2013, pursuant to the compensation bonus agreement in the Board of Directors Resolution dated January 3, 2013, Danny Schoening, CEO, was awarded an executive compensation incentive bonus payout in the sum of $42 thousand.

•	On December 19, 2013, the Board of Directors of us, Inc. approved a performance based compensation bonus agreement for Danny Schoening, CEO, for the fiscal year ending September 28, 2013 with payout milestones from 5% to 25% for achieved revenues of $13 million through $20 million and EBITDA targets of $0 to $800 thousand.

•	On December 19, 2013 the Board of Directors authorized salary increase of 5% to Danny Schoening, CEO, effective January 1, 2014.

We do not have any other employment agreements with our executive officers and directors.

Equity Compensation Plan Information

We currently have an option compensation plan covering the issuance of options for the purchase of up to 75,000,000 shares, which was increased from 50,000,000 shares on December 19, 2013. The purpose of the Plan is to assist us in attracting and retaining highly competent employees and to act as an incentive in motivating selected officers and other employees of us and our subsidiaries, and directors and consultants of us and our subsidiaries, to achieve long-term corporate objectives. There are 75,000,000 shares of common stock reserved for issuance under this Plan. As of September 28, 2014, we had issued 73,751,649 share options under this Plan of which 5,840,000 shares had forfeited and 25,201,649 shares had vested, and 5,000,000 shares had been exercised as of September 28, 2014.  On December 19, 2013, the Board of Directors authorized the grant of 20,000,000 options to three board members and a grant of 5,000,000 to an officer.

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The outstanding options include 40,265,149 options that are currently vested and exercisable as of July 22, 2015. The vested options represent potential future cash proceeds to our company of $631,297.There are no additional options that will become vested and exercisable within 60 days. The remaining options will vest and become exercisable over the next one to three years. The following table provides summary information on our outstanding options as of July 22, 2015.

	Vested Option Grants			Unvested Option Grants
	Shares	Price	Proceeds	Shares	Price	Proceeds
FY2009 Employee & officer plan options	2,487,649	$0.15	$373,147	—	$0.15	$—
FY2012 Employee & officer plan options (1)	6,527,500	0.01	65,275	3,842,500	0.01	$38,425
FY2012 Directors plan options (1)	21,250,000	0.01	212,500	3,750,000	0.01	37,500
FY2014 Directors plan options (2)	8,750,000	0.01	87,500	11,250,000	0.01	112,500
FY2014 Employee & officer plan options (2)	1,250,000	0.01	12,500	3,750,000	0.01	37,500
Non-plan options to consultants and employees	—	—	—	—	—	—
Total	40,265,149	$0.02	$750,922	22,592,500	$0.01	$226,050

(1)	Includes 17,710,500 options that were vested and exercisable as of fiscal year ended September 28, 2014 and 8,854,500 options that became vested and exercisable as of December 9, 2014. The FY2012 directors plan options also include 1,250,000 options, for Merrick Okamoto, former director, which became fully vested as of November 19, 2014 pursuant to a November 19, 2013 Board of Directors resolution and acceptance of his resignation.

(2)	Options granted by the Board of Directors as of December 19, 2013. Includes 5,000,000 options that became vested and exercisable as of December 9, 2014 and 5,000,000 options for Merrick Okamoto, former director, which became fully vested as of November 19, 2014 pursuant to a November 19, 2013 Board of Directors resolution and acceptance of his resignation.

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Outstanding Equity Awards as of September 28, 2014

	Option Awards
	Number of shares underlying unexercised options
	Non-Plan		Equity Incentive Plan Awards
Name	# Exercisable	# Unexercisable	Total Granted	Exercise Price	Expiration Date	Footnotes

Danny Schoening	1,414,649	—	1,414,649	0.15	3/29/2016	(1)
	5,000,000	5,000,000	10,000,000	0.01	12/8/2018	(3)
	-	10,000,000	10,000,000	0.01	12/19/2020	(4)

Karen Hawkins	250,000		250,000	0.15	5/13/2016	(2)
	2,500,000	2,500,000	5,000,000	0.01	12/8/2018	(3)
	-	5,000,000	5,000,000	0.01	12/19/2020	(4)

Stan Hirschman	2,500,000	2,500,000	5,000,000	0.01	12/8/2018	(3)
	-	5,000,000	5,000,000	0.01	12/19/2020	(4)

Merrick Okamato	2,500,000	2,500,000	5,000,000	0.01	12/8/2018	(3)
	-	5,000,000	5,000,000	0.01	12/19/2020	(4)

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(1)	Options granted on March 30, 2009 pursuant to employment agreement and reverse Merger. Shares vest over 3 years at a rate of 34%, 33% and 33% for each respective anniversary date subsequent to 2009 and expire after seven years. As of September 28, 2014 100% of the options had vested.

(2)	Options granted on May 18, 2009 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2009 and expire after seven years. As of September 28, 2014 100% of the options had vested.

(3)	Options granted on December 9, 2011 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2011 and expire after seven years. As of September 28, 2014 25% of the options had vested and an additional 25% of the total granted options had vested and became exercisable on December 9, 2014.

(4)	Options granted on December 19, 2013 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2013 and expire after seven years. As of September 28, 2014 none of the options had vested and 25% of the total granted options had vested and became exercisable on December 19, 2014.

Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during year ended September 28, 2014.

Director Compensation

The following table provides information regarding compensation paid to directors for services rendered during the year ended September 28, 2014.

Fees
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation
Name	($)	($)	($)(2)	($)	Earnings ($)	($)	Total ($)
Stanley A. Hirschman (2)	—	—		—	—	—	—
Merrick Okamoto (1)	30,000	—	15,766	—	—	—	45,766
Danny Schoening (2)	—	—		—	—	—	—

(1)	Director Fees paid monthly from October 2013 through September 2014. Mr. Okamoto is paid $2,500 monthly as an Independent Director. He resigned effective November 19, 2014.

(2)	The amounts in the “Option awards” column reflect the dollar amounts recognized as the director fee portion of compensation expense for financial statement reporting purposes for each named director executive officer during fiscal 2013, as required by FASB ASC 718, disregarding any estimates for forfeitures relating to service-based vesting conditions. For the assumptions relating to these valuations, see note 10 to our fiscal 2013 audited financial statements. Stanley A. Hirschman and Danny Schoening option awards have been separately reported as Executive Compensation on the summary compensation table.

The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions.

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With the exception of Mr. Hirschman and Danny Schoening, our directors are compensated separately for service as members of our board of directors. As of February 1, 2010, Mr. Hirschman was paid a salary from Optex Systems Holdings as disclosed in the executive compensation table above.

Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during year ended September 28, 2014.

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team other than the provision with respect to Mr. Schoening described above. No awards of equity incentives under our 2009 Stock Option Plan provide for immediate vesting upon a change in control. However, our Board of Directors has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” is generally defined as (1) the acquisition by any person of 66% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

Certain Relationships and Related Transactions, and Director Independence

Relationship between Optex Systems, Inc. (Texas), Irvine Sensors Corporation and Longview and Alpha

Longview and Alpha were owed certain debt by Irvine Sensors Corporation including debt evidenced by (i) a December 29, 2006 Term Loan and Security Agreement executed by Irvine Sensors Corporation and Longview and Alpha, and (ii) a series of secured promissory notes purchased by them and issued to them on December 29, 2006, July 19, 2007 and November 28, 2007. As of August 24, 2008, the total amount due under all of the described notes was approximately $18.4 million. Optex Systems, Inc. (Texas), which was and is a wholly owned subsidiary of Irvine Sensors Corporation, was a guarantor of all of those notes, and pursuant to related security agreements Longview and Alpha had a validly perfected, fully enforceable security interest in all personal property of Optex Systems, Inc. (Texas). On September 19, 2008, pursuant to an Assignment and Stock/Note Issuance Agreement, Alpha and Longview transferred and assigned to Optex Systems, Inc. (Delaware) which assumed, $15 million of their respective interests and rights in the aforesaid notes and obligations to Optex Systems, Inc. (Delaware) in exchange for $9 million of equity and $6 million of debt.

Acquisition of Assets of Optex Systems, Inc. (Texas) by Optex Systems, Inc. (Delaware) on October 14, 2008

On October 14, 2008, in a purchase transaction that was consummated via public auction, Optex Systems, Inc. (Delaware) purchased all of the assets of Optex Systems, Inc. (Texas) in exchange for $15 million of Irvine Sensors Corporation debt owned by it and the assumption of approximately $3.8 million of certain Optex Systems, Inc. (Texas) liabilities. The $15 million of Irvine Sensors Corporation debt was contributed by Longview and Alpha to Optex Systems, Inc. (Delaware) in exchange for a $6 million note payable from Optex Systems, Inc. (Delaware) and a $9 million equity interest in Optex Systems, Inc. (Delaware). Longview and Alpha owned Optex Systems, Inc. (Delaware) until February 20, 2009, when Longview sold 100% of its interests in Optex Systems, Inc. (Delaware) to Sileas, as discussed below. In referring to these transactions, Optex Systems, Inc. (Delaware) is considered to be the successor entity to Optex Systems, Inc. (Texas), the predecessor entity.

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Secured Promissory Notes and Common Shares Issued in connection with Purchase by Optex Systems, Inc. (Delaware)

In connection with the public sale of the Optex Systems, Inc. (Texas) assets to Optex Systems, Inc. (Delaware), Optex Systems, Inc. (Delaware) delivered to each of Longview and Alpha a Secured Promissory Note due September 19, 2011 in the principal amounts of $5,409,762 and $540,976, respectively. Each Note bears simple interest at the rate of 6% per annum, and the interest rate upon an event of default increases to 8% per annum. After 180 days from the issue date, the principal amount of the Notes and accrued and unpaid interest thereon may be converted into Optex Systems, Inc. (Delaware) common stock at a conversion price of $1.80 per share (pre-split and pre-reorganization price). The Notes may be redeemed prior to maturity at a price of 120% of the then outstanding principal amount plus all accrued and unpaid interest thereon. The obligations of Optex Systems, Inc. (Delaware) under the Notes are secured by a lien against all of the assets of Optex Systems, Inc. (Delaware) in favor of Longview and Alpha. In addition, Optex Systems, Inc. (Delaware) issued common stock to each of Longview and Alpha in the quantities of 45,081,350 and 4,918,650, respectively. On October 30, 2008, Alpha sold its Optex Systems, Inc. (Delaware) common stock to Arland Holding, Ltd. On February 20, 2009, Longview sold its Note to Sileas (see below).

Acquisition by Sileas of Longview’s Interests in Optex Systems, Inc. (Delaware) on February 20, 2009

On February 20, 2009, Sileas purchased 100% of the equity and debt interest held by Longview, representing 90% of Optex Systems, Inc. (Delaware), in a private transaction. The primary reason for the acquisition was to eliminate shareholder control of us by Longview and to limit any perception of control over the day-to-day operations of us, whether or not such control actually existed. While Longview makes investments in a variety of companies, it strives to invest passively and leave the day-to-day operations of the companies in its investment portfolio to the management teams of those companies. In addition, the acquisition allowed Optex Systems Holdings to avoid potential conflicts of interest or other related business issues that might have adversely affected our operations as a result of Longview’s investments in other companies.

The purchase price for the acquisition was $13,524,405. Sileas issued a purchase money note to Longview for the full amount of the purchase price in exchange for 45,081,350 shares of common stock of us (representing 90% of the outstanding shares) and transfer to Sileas of a note dated December 2, 2008, issued by us to Longview in the principal amount of $5,409,762. No contingent consideration is due the seller in the transaction. The obligations of Sileas under the Note are secured by a security interest in our common and preferred stock owned by Sileas that was granted to Longview pursuant to a Stock Pledge Agreement delivered by Sileas to Longview and also by a lien on all of the assets of Sileas. On March 27, 2009, Sileas and Alpha (which owned the balance of the $6,000,000 of the notes) exchanged the $6,000,000 aggregate principal amount of notes, plus accrued and unpaid interest thereon, for 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock.

Sileas has no operations or business activities other than holding the stock and notes described above and has no revenues, and it holds no assets other than the stock and notes described above. The management of Sileas believes that the value of its common stock and preferred stock holdings in Optex Systems Holdings will increase over time. Sileas plans to repay Longview, no later than the maturity date, through some combination of a recapitalization of Sileas equity and debt and partial or full liquidation of its interests in Optex Systems Holdings. Sileas will be limited by the extent of our stock price and limitations on ability to resell the stock it owns in Optex Systems Holdings.

Secured Promissory Note Due February 20, 2016/Longview Fund, LP

As a result of the transaction described above between Sileas and Longview on February 20, 2009, Sileas, the new majority owner of Optex Systems, Inc. (Delaware), executed and delivered to Longview, a Secured Promissory Note due February 20, 2012 in the principal amount of $13,524,405. The Note bears simple interest at the rate of 4% per annum, and the interest rate upon an event of default increases to 10% per annum. In the event that a Major Transaction occurs prior to the maturity date resulting in the Borrower receiving Net Consideration with a fair market value in excess of the principal and interest due under the terms of this Secured Note, then in addition to paying the principal and interest due, Sileas shall also pay an amount equal to 90% of the consideration. “Major Transaction” refers to a transaction whereby Optex Systems, Inc. (Delaware) would consolidate or merge into or sell or convey all or substantially all of its assets to a third party entity for more than nominal consideration, and “Net Consideration” refers to the fair market value of the consideration received in connection with a Major Transaction less all outstanding liabilities of Optex Systems, Inc. (Delaware).

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On November 22, 2011  Sileas Corp and Longview Fund, LP entered into an amendment to the Secured Promissory Note that extended the maturity date for an additional two year period ending on February 20, 2014.  In exchange for the extension, Sileas Corp agreed to pay Longview Fund an extension fee equal to 2% of the principal amount of this Secured Note.  As a result of the agreement, the principal amount of the Note was increased $270 thousand to $13.8 million as of November 22, 2011.

On November 27, 2013 Sileas Corp. and the Longview Fund, LP entered into an amendment to the Secured Promissory Note that extended the maturity date for an additional two year period ending on February 20, 2016. In exchange for the extension, Sileas Corp. agreed to pay the Longview Fund an extension fee equal to 2% of the principal amount of this Secured Note. As a result of the amendment, the principal amount of the Note was increased by $275 thousand to $14.1 million as of November 27, 2013, 2013.

On June 5, 2015, Sileas Corp. amended its Secured Note, with Longview Fund, L.P., as lender, as follows:

•	The principal amount was increased to $18,022,328.60 to reflect the original principal amount plus all accrued and unpaid interest to date, and the Secured Note ceased to bear interest as of that date;

•	The maturity date of the note was extended to May 29, 2021; and

•	A conversion feature was added to the Secured Note by which the principal amount of the Secured Note can be converted into our Series A preferred stock, which is owned by Sileas, at the stated value of our Series A preferred stock.

Simultaneously therewith, Sileas entered into a Blocker Agreement with us pursuant to which the Series A preferred stock shall not be convertible by Sileas into our common stock, and we shall not effect any conversion of the Series A Stock or otherwise issue any shares of our common stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such conversion or other share issuance hereunder Sileas (together with its affiliates) would beneficially own in excess of 9.99% our common stock. Sileas also agreed to not vote any of its shares of Series A preferred stock in excess of 9.99% of our common stock.

Alpha Capital Anstalt Stock Purchase and Preferred Shares Conversions

On February 22, 2012, Alpha Capital Anstalt bought 5,000,000 shares of us restricted common stock at a purchase price of $0.01 per share for a total purchase price of $50,000. On August 22, 2012, Alpha Capital Anstalt converted 3.64 preferred shares at a stated value of $6,860 into 2,500,000 shares of common stock at a conversion price of $0.01 per share for a total converted value of $25,000. The Common Stock was purchased or converted by Alpha in private transactions exempt from registration under Section 4(2) of the Securities Act of 1934 and is restricted from resale and the stock certificate issued bears the appropriate restrictive legend. On March 19, 2013, Alpha Capital Anstalt converted 7.29 shares of Series A preferred stock at a stated value of $6,860 into 5,000,000 shares of its Common Stock at a conversion price of $0.01 per share for a total converted value of $50,000.

Reorganization/Share Exchange

On March 30, 2009, a reorganization occurred whereby the then existing shareholders of Optex Systems, Inc. (Delaware) exchanged their shares of common stock with the shares of common stock of us as follows:1 (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares of us common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of our Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems, Inc. (Delaware) common stock purchased in the private placement, which also occurred on March 30, 2009, were exchanged by Optex Systems Holdings for 8,131,667 shares of the Company’s common stock. The per share price in the private placement was $0.15 per share of common stock, and the closing date was March 30, 2009. Optex Systems, Inc. (Delaware) remains a wholly-owned subsidiary of us.

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At the time of the reorganization, 25,000,000 shares owned by Andrey Oks, the former CEO, were cancelled. Immediately prior to the closing, 17,449,991 shares of our common stock were outstanding. The 17,449,991 shares derives from the 17,999,995 shares outstanding as of December 31, 2008 plus the 26,999,996 shares issued in conjunction with the 2.5:1 forward stock split authorized by the Sustut Board and shareholders and effected on February 27, 2009 less retirement of Andrey Oks’ 25,000,000 shares and cancellation of 3,800,000 shares previously issued to Newbridge Securities Corporation, shares plus issuance of 1,250,000 shares in payment for two investor relations agreements. The total outstanding common shares of us subsequent to the closing of the reorganization is as follows (1):

Existing Sustut Shareholders	17,449,991

Optex Systems, Inc. (Delaware) shares exchanged	113,333,282
Optex Systems, Inc. (Delaware) Private Placement shares exchanged	8,131,667

Total Shares after reorganization	138,914,940

Cancellation of shares - American Capital Ventures	(700,000)
Private placement - June 29, 2009	750,000
Issuance of shares as consideration - ZA Consulting	480,000

Shares Outstanding on September 27, 2009	139,444,940

Rule 409(b) states: “(b) The registrant shall include a statement either showing that unreasonable effort or expense would be involved or indicating the absence of any affiliation with the person within whose knowledge the information rests and stating the result of a request made to such person for the information.”

We made requests of counsel representing Sustut’s directors and officers to obtain additional information into the principles behind their determination that the securities of the registrant issued in the March 30, 2009 share exchange represented “fair market value” to acquire the business operations of Optex Systems, Inc. (Delaware), and they were not able to provide any information. We confirm that we have no affiliation with Sustut’s former counsel, Anslow & Jacklin, who was our only source of information regarding the prior history of Sustut and that the result of our request was that they stated they had no information and were not able to obtain further information on this issue.

We have not been able to provide further background as to how the merger consideration was determined beyond the fact that it was determined by negotiation between Sustut and Optex Systems, Inc. (Delaware). Thus, we have invoked Rule 409(b) which states: “(b) The registrant shall include a statement either showing that unreasonable effort or expense would be involved or indicating the absence of any affiliation with the person within whose knowledge the information rests and stating the result of a request made to such person for the information.”

Transactions with Executive Management

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On July 22, 2015, we had 174,913,943 shares of common stock, and 1,001 shares of Series A preferred stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of July 22, 2015, for (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person who we know beneficially owns more than 5% of our common stock.

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Beneficial ownership data in the table has been calculated based on Commission rules that require us to identify all securities that are exercisable or convertible into shares of our common stock within 60 days of December 19, 2014 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o our corporate headquarters.

Except as otherwise set forth below, the address of each of the persons listed below is our address.

Title of Class	Name of Beneficial Owner	Number of Shares	Preferred Conversion (1) (5)	Combined Ownership	Percentage of Outstanding Shares

5% Holders	Alpha Capital (2)	10,025,088	457,794,227	467,819,315	12.95%
	Sileas Corporation (1) (3) (4)	102,184,347	2,541,069,936	2,643,254,283	73.18%

Directors and Officers:	Stanley Hirschman (1) (3) (10)	107,184,347	2,541,069,936	2,648,254,283	73.32%
	Danny Schoening (1) (6) (8)	113,598,996	2,541,069,936	2,654,668,932	73.49%
	Karen Hawkins (9)	5,250,000	-	5,250,000	0.15%
	Peter Benz (Longview Fund) (7)	1,350,000	-	1,350,000.00	0.04%
Directors and officers as a group (4 Individuals)		125,198,996	2,541,069,936	2,666,268,932	73.81%

1	As of April 3, 2015, Sileas has waived the right to convert its Series A preferred stock into Company common shares until such a time as a reverse stock split of our stock is effected in sufficient ratio to accommodate full conversion of both Series A and Series B preferred stock from authorized and unissued shares.

2	Represents shares held by Alpha Capital Anstalt, which is located at Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein

3	Represents shares held by Sileas of which Stanley Hirschman, a Director/Officer Optex Systems Holdings, has a controlling interest (80%); therefore, under Rule 13d-3 of the Exchange Act, Mr. Hirschman is deemed to be the beneficial owner, along with Mr. Schoening.

4	Sileas’ ownership interest in us has been pledged to Longview as security for a loan in connection with the acquisition of Longview’s interests in Optex Delaware by Sileas. Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC. Mr. Peter Benz is the Chairman, Chief Executive Officer and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Mr. Merrick Okamoto who is a director of us is the President and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. In the event of a default by Sileas on its debt obligation to Longview, the shares held by Sileas may be returned to Longview. Viking and Longview each may be deemed to have shared voting and dispositive authority over the shares of Our common stock if they are returned to Longview. In such an event, Mr. Benz and Mr. Okamoto, as control persons of Viking and/or Longview, may be deemed to beneficially own all such shares; however, they have stated that they would disclaim such beneficial ownership were this to occur.

5	Represents shares of common stock issuable upon conversion of preferred stock held by the stockholder. Sileas Corporation holds 926 of the preferred Series A shares which are convertible into 2,541,069,936 common shares. Alpha Capital Anstalt owns the remaining 75.5 preferred Series A shares convertible into 207,157,736 common shares and 384.61 shares of the preferred Series B shares which are convertible into 250,636,491 common shares.

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6	Represents 102,184,347 shares held by Sileas of which Mr. Schoening, an Officer of us, has a controlling interest (15%); therefore, under Rule 13d-3 of the Exchange Act, Mr. Schoening is deemed to be the beneficial owner, along with Mr. Hirschman, of those shares.

7	Includes 1,350,000 shares of Common Stock held by Longview Fund, LP. Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC. Mr. Peter Benz is the Chairman, Chief Executive Officer and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Peter Benz, as a control person of Viking and/or Longview, may be deemed to beneficially own all such shares; however, he disclaims such beneficial ownership.

8	Includes options to purchase 11,414,649 shares of our common stock which have vested and are currently exercisable.

9	Represents options to purchase 5,250,000 shares of our common stock which have vested and are currently exercisable.

10	Includes options for Mr. Hirschman to purchase 5,000,000 shares each of our common stock which have vested and are currently exercisable

DESCRIPTION OF SECURITIES

Optex Systems Holdings is authorized to issue 2,000,000,000 shares of common stock and 5,000 shares of preferred stock of which 1,027 shares are designated as Series A preferred stock. As of July 22, 2015, there were 170,913,943 shares of common stock issued and outstanding, 1,027 shares of Series A preferred stock issued and outstanding and 990,000 shares of Series B preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

Series A preferred stock

On March 24, 2009, Optex Systems Holdings filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A preferred stock”. This Certificate of Designation was approved by Our Board of Directors and Shareholders at a Board Meeting and Shareholders Meeting held on February 25, 2009. The Certificate of Designation originally set forth the following terms for the Series A preferred stock as described in the table below.

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Authorized Shares:	1,027

Per Share Stated Value:	$6,830.64

Liquidation Preference:	Per share stated value

Conversion Price into common stock:	$0.0025 per share, as adjusted on a pro rata basis for stock splits, dividends, combinations or reclassifications and on a full ratchet basis for equity issuances at a price less than the then in effect exercise price

Voting Rights:	The Series A preferred shares shall vote along with the common stock on an as converted basis and shall have one vote per share.

Our preferred shareholders have agreed to waive our obligation to pay future dividends on their shares of preferred stock after the date of effectiveness of this registration statement and in conjunction with the reduction in their per share conversion price to $0.01 as of the date of effectiveness, in accordance with the terms of the preferred conversion feature of the Series A preferred stock and in exchange for waiver of payment of accrued dividends through July 15, 2011 through an offsetting increase in the stated value of the Series A preferred stock.  To date, the accrued dividends on Series A preferred stock total $883,569, which when divided by the 1027 shares of Series A preferred stock outstanding equals an increase in the stated value of the shares to $6,830.64 per share.  Our calculations are set forth below:

100% Total for Shares Owned by Both Sileas Corp. and Alpha Capital Anstalt	Regarding Shares Owned by Sileas Corp.	Regarding Shares Owned by Alpha Capital Anstalt
1,027 shares	926	101
100%	90.2%	9.8%
$883,569 in dividends accrued	$796,979	$86,590
$883,569 total increase in total value, which is $860.34 per share	New stated value of $6,860.34 per Share	New stated value of $6,860.34 per share

Series B Preferred Stock

On March 26, 2015, we filed a Certificate of Designation with respect to its Certificate of Incorporation to authorize a series of preferred stock known as “Series B Preferred Stock” under Article FOURTH thereof, with 1010 shares of Series B preferred stock issuable thereunder. The amendment was approved by our Board of Directors under Article FOURTH of its Certificate of Incorporation, as amended. The Certificate of Designation sets forth the following terms of the Series B preferred stock as described in the table below:

Authorized Shares:	1010
Per Share Stated Value:	$1,629.16
Liquidation Preference:	Per share stated value to other classes of equity except to Series A preferred stock
Conversion Price into Common Stock:	$.0025 per share
Voting Rights:	Additionally, the holders of the Series B preferred stock are entitled to vote together with the common stock and the Series A preferred stock on an “as-converted” basis.

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Stock Options

As of the date of this prospectus, we have 62,857,649 outstanding stock options that represent potential future cash proceeds to our company of $976,847. We granted an officer at the consummation of the reorganization, 1,414,649 options, on March 29, 2009 with an exercise price of $0.15 per share, vesting as follows: 34% of the options vesting one year following the date of grant, and 33% vesting on each of the second and third anniversaries following the date of grant. On May 14, 2009, we issued 1,267,000 share options to its employees with an exercise price of $0.15 per share and vesting equally at 25% per year at the end of each service year for four years. On December 9, 2011, our Board of Directors authorized an amendment to its Stock Option Plan to increase the number of issuable shares from 6,000,000 to 50,000,000 and authorize the grant of 10,000,000 options to two board members and a total of 36,070,000 to our employees including 20,000,000 options to executive officers, at an exercise price of $0.01 per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as our director (with all unvested options automatically expiring on the date of termination of employment by or service as a director) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of us . On December 19, 2013, the Board of Directors of Optex Systems Holdings, Inc. authorized an amendment to its Stock Option Plan to increase the number of issuable shares from 50,000,000 to 75,000,000 and authorized the grant of 20,000,000 options to three board members and a grant of 5,000,000 to an Optex Systems Holdings officer. The options have an exercise price of $0.01 per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as a director of Optex Systems Holdings, Inc. (with all unvested options automatically expiring on the date of termination of employment by or service as a director of Optex Systems Holdings, Inc.) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of the Company. The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options. As of the date of this prospectus, 45,265,149 of the stock options had vested and 5,000,000 were exercised.

Delaware Anti-takeover Statute

We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

—	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

—	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

—	on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

—	any merger or consolidation involving the corporation and the interested stockholder;

—	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

—	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

—	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

—	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

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Certificate of Incorporation and By-laws

Our Certificate of Incorporation and by-laws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

—	the right of the board of directors to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board of directors;

—	the requirement for advance notice for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting (as set forth in Article II Section IV of the Bylaws which require notice to be given least ten (10) and not more than sixty (60) days prior to each meeting, and notice of each special meeting shall also state the purpose or purposes for which it has been called); and

—	the right of our board of directors to alter our bylaws without stockholder approval.

Also pursuant to the reorganization, we amended our bylaws which provided for a fiscal year end on December 31 to a fiscal year ending on the Sunday nearest September 30.

Transfer Agent

Our transfer agent is Equity Stock Transfer of New York, NY.

UNDERWRITING

We have entered into an underwriting agreement with Chardan Capital Markets LLC acting as the sole book-running manager and sole representative for the underwriter named below. Subject to the terms and conditions of the underwriting agreement and other than the shares and warrants covered by the over-allotment options described below, the underwriter named below has agreed to purchase, and we have agreed to sell to them, the number of shares of common stock and warrants to purchase common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares	Number of Warrants
Chardan Capital Markets, LLC

Total

The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares and warrants offered by this prospectus is subject to the approval of certain legal matters by its counsel and to other conditions. The underwriter is obligated to take and pay for all of the shares and warrants offered by this prospectus if any such shares and warrants are taken, other than those shares and warrants covered by the over-allotment option described below.

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Over-Allotment Option

We have granted to the underwriter an option, exercisable no later than 45 calendar days after the date of the underwriting agreement to purchase up to _____ shares of common stock at a price, after the underwriting discount, of $__________ per share and/or warrants to purchase up to _____ shares of common stock at a price, after the underwriting discount, of $___ per warrant from us to cover over-allotments. The over-allotment option may be used to purchase shares of common stock and/or warrants in any combination thereof, as determined by the representative. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriter, and the underwriter will be obligated to purchase, these additional shares of common stock and/or warrant to purchase common stock.

Commissions

We have agreed to pay the underwriter (i) a cash fee equal to ten percent (10%) of the aggregate gross proceeds raised in this offering and (ii) warrants to purchase that number of shares of our common stock equal to an aggregate of ten percent (10%) of the shares of common stock sold in the offering (or _____ shares, assuming the over-allotment option is fully exercised). Such underwriter’s warrants shall have an exercise price equal to $_______ per share, which is 100% of the public offering price, terminate five years after the effectiveness of the registration statement of which this prospectus forms a part, and otherwise have the same terms as the warrants sold in this offering except that (1) they will not be subject to redemption by us and (2) they will provide for unlimited “piggyback” registration rights with respect to the underlying shares during the two year period commencing six months after the effective date of this offering. Such underwriter’s warrants will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the effectiveness of the registration statement, of which this prospectus forms a part, the underwriter’s warrants shall not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person.

The representative has advised us that the underwriter proposes to offer the shares and warrants directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the shares and warrants to other securities dealers at such price less a concession of up to $_________ per share. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing our proceeds from the underwriters’ purchase of the shares and warrants.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares and warrants. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares and warrants.

	Per Share (1)	Per Warrant	Total Without Over- Allotment	Total With Over- Allotment
Public Offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

(1)	The fees shown do not include the warrant to purchase shares of common stock issuable to the underwriter at closing.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $____, all of which are payable by us. In addition, the underwriter will receive commemorative lucite (or other reasonable form) memorabilia and bound books valued up to $____.

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Lock-Up Agreements

We and each of our officers, directors, and certain existing stockholders aggregating at least ___% of our outstanding shares, assuming the issuance of ______ shares to warrant holders in exchange for warrants, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 12 months after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the representative.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may over-allot in connection with this offering by selling more shares and warrants than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock or warrants over-allotted by the underwriter is not greater than the number of shares of common stock or warrants that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock or warrants involved is greater than the number of shares common stock or warrants in the over-allotment option. To close out a short position, the underwriter may elect to exercise all or part of the over-allotment option. The underwriter may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriter may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriter may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on NASDAQ, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriter and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Other Terms

In addition, we have agreed to reimburse the underwriter for all reasonable out-of-pocket expenses up to $50,000, including but not limited to reasonable legal fees, incurred by the underwriters in connection with the offering. Any expenses in excess of $100,000, excluding fees for legal counsel, shall be subject to our prior approval, which approval shall not be unreasonably withheld. We shall reimburse the underwriter for all such expenses regardless of whether the offering is consummated.

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The underwriter and its affiliates may in the future provide various investment banking and other financial services for us, for which they may receive, in the future, customary fees.

Indemnification

We have agreed to indemnify the underwriter against liabilities relating to the offering arising under the Securities Act, the Exchange Act and liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments that the underwriter may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriter and may also be made available on a website maintained by other underwriters. The underwriter may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriter to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriter or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriter has informed us that they do not expect to confirm sales of shares and warrants offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus will be passed upon for us by Jolie Kahn, Esq. of Philadelphia, PA. Certain legal matters in connection with this offering will be passed upon for the underwriter by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements as of September 28, 2014 and September 29, 2013 incorporated in this prospectus have been so included in reliance on the report of PMB Helin Donovan, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and warrants and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the notes offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

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INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended September 28, 2014, filed on December 23, 2014;

•	our Quarterly Reports on Form 10-Q for the three months ended December 28, 2015 filed on February 11, 2015 and on Form 10-Q for the three and six months ended March 29, 2015 filed on May 13, 2015;

•	our Definitive Information Statement on Schedule 14C, filed on May 29, 2015; and

•	our Current Reports on Form 8-K and Form 8-K/A, filed on January 20, 2015, April 1, 2015, May 8, 2015, June 1, 2015, June 11, 2015 and July 13, 2015.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Optex Systems Holdings, Inc.

1420 Presidential Drive

Richardson, TX 75081

Our reports and documents incorporated by reference into this prospectus may also be found in the “Investors Relations” section of our website at http://www.optexsys.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

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____ Shares of Common Stock

and Warrants to purchase ___ shares of Common Stock

PROSPECTUS

Sole Book Running Manager

Chardan Capital Markets, LLC

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, are estimated as follows(1):

SEC Registration Fee		$1,162
FINRA Filing Fee	$
NASDAQ Filing Fee	$
Printing and Engraving Expenses	$
Transfer Agent Fees and Expenses	$
Legal Fees and Expenses	$
Accountants' Fees and Expenses	$

Miscellaneous Costs	$
Total	$

(1) To be included by pre-effective amendment.

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Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

Our amended and restated certificate of incorporation specifically limits each director’s personal liability, as permitted by Section 102 of the Delaware General Corporation Law, and provides that if the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors of otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2012, we have issued and sold the following securities in transactions exempt from registration under Section 4(2) of the Securities Act of 1933:

On November 17, 2014, we entered into a subscription agreement to sell up to $2.1 million principal amount of convertible promissory notes a series of notes with an aggregate principal amount of $1,550 thousand. An additional convertible promissory note for $10 thousand was issued to the placement agent in consideration for placement services on the transaction.

All of the above equity transactions were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act as private placements of our securities to institutional investors.

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Item 16. Exhibits and Financial Statement Schedules

Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*

2.1	Agreement and Plan of Reorganization, dated as of the March 30, 2009, by and between registrant, a Delaware corporation and Optex Systems, Inc., a Delaware corporation (1).

3.1	Certificate of Incorporation, as amended, of Optex Systems Holdings, Inc (2).

3.2	Bylaws of Optex Systems Holdings (1).

3.3	Charters of the Audit Committee, Compensation Committee and Nominating Committee.

4.1	Certificate of Powers, Designations, Preferences and Rights of the Series B Preferred Stock of Optex Systems Holdings, Inc. dated March 26, 2015 (23).

4.2	Form of Warrant for Offering.*

5.1	Opinion of Jolie Kahn, Esq.

10.1	2009 Stock Option Plan (1).

10.2	Employment Agreement with Danny Schoening (1).

10.3	Lease for 1420 Presidential Blvd., Richardson, TX (1).

10.4	Form of Warrant (3)

10.5	Specimen Stock Certificate (3)

10.6	Contract W52H0905D0248 with Tank-automotive and Armaments Command, dated August 19, 2005 (5) (6)

10.7	Contract W52H0909D0128 with Tank-automotive and Armaments Command, dated March 24, 2009 (5)

10.8	Contract W52H0905D0260 with Tank-automotive and Armaments Command, dated August 3, 2005 (5) (6)

10.9	PO# 40050551 with General Dynamics, dated June 8, 2009 (5) (6)

10.10	Contract 9726800650 with General Dynamics, dated April 9, 2007 (5) (6)

10.11	Form of Subscription Agreement (4)

10.12	Single Source Supplier Purchase Orders with TSP Inc. (5)

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Exhibit No.	Description
10.13	Single Source Supplier Purchase Orders with SWS Trimac (5)

10.14	Since Source Supplier Purchase Orders with Danaher Controls (5)

10.15	Single Source Supplier Purchase Orders with Spartech Polycast (5)

10.16	Third Amendment to Lease, between Aquiport DFWIP and Optex Systems, Inc., dated January 7, 2010 (5)

10.17	$250,000 principal amount Note in favor of the Longview Fund, L.P., dated October 27, 2009 (9)

10.18	Investor Relations Agreement, dated April 1, 2009 between Optex Systems and American Capital Ventures, Inc. (9)

10.19	Form of Loan and Security Agreement between Optex Systems, Inc. and Peninsula Bank Business Funding, dated March 4, 2010 (5)

10.20	Form of Unconditional Guaranty executed by Optex Systems Holdings, Inc. in favor of Peninsula Bank Business Funding, dated March 4, 2010 (5)

10.21	Form of Warrant issued by Optex Systems Holdings, Inc. to Peninsula Bank Business Funding, dated March 4, 2010 (5)

10.22	Allonge to Promissory Note, dated January 5, 2010 (9)

10.23	Showcase Agreement between Optex Systems, Inc. and ECON Corporate Services, Inc., dated April 1, 2009 (9)

10.24	Consulting Agreement dated June 29, 2009, between ZA Consulting, Inc. and Optex Systems, Inc. (9)

10.25	Purchase Order dated June 28, 2010 with TACOM-Warren (7)

10.26	First Amendment to Loan and Security Agreement, dated August 3, 2010, by and between Peninsula Bank Business Funding and Optex Systems, Inc. (8)

10.27	Waiver by Peninsula Bank Business Funding to Optex Systems, Inc., dated November 24, 2010 (10)

10.28	Second Amendment to Loan and Security Agreement, dated November 29, 2010, by and between Peninsula Bank Business Funding and Optex Systems, Inc. (10)

10.29	Third Amendment to Loan and Security Agreement, dated February 15, 2011, by and between Peninsula Bank Business Funding and Optex Systems, Inc. (11)

10.30	Fourth Amendment to Loan and Security Agreement, dated March 22, 2011, by and between Peninsula Bank Business Funding and Optex Systems, Inc. (12)

10.31	Waiver of Series A preferred shareholders (14)

10.32	Form of Subscription Agreement (15)

10.33	PO# SPRDL1-12-C-0023 with DLA Land-Warren, dated October 24, 2011 (16)

10.34	Agreement with GDLS-Canada, dated as of November 3, 2011 (19)

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Exhibit No.	Description
10.35	Amendment to 2009 Stock Option Plan (17)

10.36	Amendment to the Articles of Incorporation (18)

10.37	Amendment to Credit Facility with Avidbank (20)

10.38	Purchase Agreement dated November 3, 2014 (21)

10.39	Assignment of Lease dated October 30, 2014 (21)

10.40	Form of Subscription Agreement (22)

10.41	Form of Convertible Note (22)

10.42	Form of Registration Rights Agreement (22)

10.43	Form of Make Whole Agreement (22)

10.44	Supply Agreement, dated May 26, 2015, between Optex Systems Holding, Inc. and Nightforce Optics, Inc. (24)

14.1	Code of Ethics (3)

21.1	List of Subsidiaries — Optex Systems, Inc. (1)

23.1	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1)

23.2	Consent of PMB Helin Donovan LLP

*	To be filed by amendment.
(1)	Incorporated by reference from our Current Report on Form 8-K dated April 3, 2009.
(2)	Incorporated by reference from our Amendment No. 1 to Registration Statement on Form S-1 filed on September 28, 2009
(3)	Incorporated by reference from our Registration Statement on Form S-1 filed on May 19, 2009
(4)	Incorporated by reference from our Form 10-K for the fiscal year ended September 27, 2009, filed on January 11, 2010
(5)	Incorporated by reference from our Amendment No. 4 to Registration Statement on Form S-1 filed on June 14, 2010
(6)	This exhibit is missing part of the original bid/solicitation package as such information can only be obtained from third parties with which the registrant has no affiliation, and registrant has made requests from such third parties for such information, and such parties have not been able to provide such information.
(7)	Incorporated by reference from our Current Report on Form 8-K dated July 2, 2010
(8)	Incorporated by reference from our Form 10-Q for the quarter ended on June 27, 2010, filed on September 11, 2010
(9)	Incorporated by reference from our Amendment No. 5 to Registration Statement on Form S-1 filed on July 23, 2010
(10)	Incorporated by reference from our Amendment No. 10 to Registration Statement on Form S-1 filed on January 13, 2011
(11)	Incorporated by reference from our Form 10-Q for the quarter ended on January 2, 2011, filed on February 16, 2011
(12)	Incorporated by reference from our Current Report on Form 8-K filed on March 28, 2011
(13)	Intentionally left blank
(14)	Incorporated by reference from our Form S-1 filed on August 1, 2011
(15)	Incorporated by reference from our Form S-1 filed on September 2, 2011
(16)	Incorporated by reference from our Current Report on Form 8-K filed on November 7, 2011
(17)	Incorporated by reference from our Form 10-K filed on December 27, 2011
(18)	Incorporated by reference from our Amendment No. 5 to Registration Statement on Form S-1 filed on January 27, 2012
(19)	Incorporated by reference from our Form 10-K/A for the year ended September 29, 2013, filed on March 27, 2012

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(20)	Incorporated by reference from our Form 10-Q for the quarter ended on April 1, 2012, filed on May 15, 2012
(21)	Incorporated by reference from our Current Report on Form 8-K, dated November 7, 2014
(22)	Incorporated by reference from our Current Report on Form 8-K, dated November 18, 2014
(23)	Incorporated by reference from our Current Report on Form 8-K, dated April 1, 2015
(24)	Incorporated by reference from our Current Report on Form 8-K, dated July 13, 2015

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

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iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Richardson, TX, on the 15th day of June, 2015.

OPTEX SYSTEMS HOLDINGS, INC.

By: /s/ Danny Schoening
Danny Schoening, Principal Executive Officer

By: /s/ Karen Hawkins
Karen Hawkins, Principal Financial Officer

Date: July 23, 2015

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter Benz	Chairman and Director	July 23, 2015
Peter Benz

/s/ Kerry Craven	Director	July 23, 2015
Kerry Craven

/s/ Stanley Hirschman	President and Director	July 23, 2015
Stanley Hirschman

/s/ David Kittay	Director	July 23, 2015
David Kittay

/s/Owen Naccarato	Director	July 23, 2015
Owen Naccarato

/s/ Danny Schoening	CEO and Director	July 23, 2015
Danny Schoening

/s/Charles Trego	Director	July 23, 2015
Charles Trego

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